UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
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15360 Barranca Parkway
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholder:

The 2014 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 15360 Barranca Parkway, Irvine, CA 92618, on Wednesday, May 7, 2014 at 10:30 a.m., local time, for the following purposes:

(1)	To elect seven directors to hold office until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014;

(3)	Approval of the 2014 Omnibus Incentive Compensation Plan;

(4)	Advisory vote to approve the compensation paid to the Company’s named executive officers (commonly referred to as "Say on Pay");

(5)	Advisory vote on the frequency of holding future "Say on Pay" advisory votes; and

(6)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors recommends stockholders vote FOR proposals (1), (2), (3) and (4) and for a 3 year frequency on future "Say on Pay" votes as described in proposal (5).

The Board of Directors has fixed the close of business on March 12, 2014 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a paper copy of our proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.

By Order of the Board of Directors

JOHN P. BABEL
Secretary

Irvine, California
March 28, 2014

PROXY STATEMENT

STANDARD PACIFIC CORP.
15360 Barranca Parkway
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2014

GENERAL INFORMATION

This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 7, 2014, beginning at 10:30 a.m., local time, at our headquarters, located at 15360 Barranca Parkway, Irvine, CA 92618 (the "Annual Meeting").  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about March 28, 2014.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials mailed to them.  Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if applicable, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.

RECORD DATE AND VOTING

On March 12, 2014 (the "Record Date"), the Company had outstanding a total of 278,389,477 shares of Company common stock (the "Common Stock") and 267,829 shares of Series B Junior Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, collectively with the Common Stock, the "Shares").  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  As of the Record Date, the holders of Series B Preferred Stock were entitled to vote on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock (excluding the holder of the Series B Preferred Stock) entitled to 51% of the total voting power of the Shares and the holder of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares (the combined voting power of the Common Stock and Series B Preferred Stock held by the holder of the Series B Preferred Stock equals 49%).

The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:

•	FOR the election of the directors of the Company designated herein as nominees (see "Proposal No. 1: Election of Directors");

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 (see "Proposal No. 2: Ratification of Auditor")

•	FOR approval of the Company’s 2014 Omnibus Incentive Compensation Plan (see "Proposal No. 3: Approval of 2014 Omnibus Incentive Compensation Plan");

•	FOR approval of the compensation of the Company’s named executive officers (see "Proposal No. 4: Advisory Vote on the Compensation of Named Executive Officers ("Say on Pay")"); and

•	FOR a 3 year frequency of holding future stockholder "Say on Pay" advisory votes (see "Proposal No. 5: Advisory Vote on the Frequency of Future "Say on Pay" Advisory Votes").

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder’s last timely vote will be the vote that is counted.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name", and the notice of internet availability of proxy materials is being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the "NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal absent voting instructions from the beneficial owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A "broker non-vote" occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on the proposals to be voted on at the 2014 Annual Meeting.

Stockholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 6, 2014. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 6, 2014.  Please have your notice and proxy control number in hand when you telephone or visit the website.

PROPOSAL NO. 1    ELECTION OF DIRECTORS

Our Board of Directors consists of a single class of seven members that are elected annually.  The Board of Directors has nominated each of our current seven directors to stand for election at the meeting.  If elected, each nominee will serve until the 2015 annual meeting of stockholders or until the election and qualification of his respective successor.

Pursuant to the terms of the Stockholders Agreement between the Company and MP CA Homes, LLC ("MatlinPatterson"), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is (subject to certain exceptions discussed on page 9 of this proxy statement) required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company’s governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director.  MatlinPatterson has designated two persons, David J. Matlin and Peter Schoels, as director nominees.

MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee.  However, pursuant to the Stockholders Agreement, MatlinPatterson is required to vote for or withhold authority for such nominees in the same proportion as all of the Company’s stockholders (other than MatlinPatterson and its affiliates) vote.

The qualifications of each director nominee are described below under the heading "Nominees for Election."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR.

Assuming the presence of a quorum, directors will be elected by a plurality of the vote of the Shares present and entitled to vote at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them for the election of the seven nominees identified below.  The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Nominees for Election

The Board of Directors has nominated Bruce A. Choate, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, John R. Peshkin Peter Schoels and Scott D. Stowell for election as directors at the Annual Meeting.  Following is biographical information about each of the director nominees and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees should serve on the Board.

Bruce A. Choate
Age; 66
Year in which First Elected a Director: 2007
Committees Served: Chairman of the Compensation Committee and member of the Audit Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust ("REIT") located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is a member of AvalonBay’s investment and finance committee and its nominating and corporate governance committee.  Mr. Choate’s extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, led to our Board’s conclusion to nominate Mr. Choate for re-election as a member of our Board of Directors.

Ronald R. Foell
Age; 85
Year in which First Elected a Director: 1967
Committees Served: Chairman of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and member of the Executive Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman of the Board since December 2008.  Mr. Foell served as President of the Company from 1969 until October 1996.  Since October 1996 Mr. Foell has been a private investor.  Mr. Foell’s half century of homebuilding experience and his long history with the Company led to our Board’s conclusion to nominate Mr. Foell for re-election as a member of our Board of Directors.

Douglas C. Jacobs
Age; 73
Year in which First Elected a Director: 1998
Committees Served: Chairman of the Audit Committee and member of the Compensation, Nominating and Corporate Governance and Executive Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Executive Vice President — Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust since January 1, 2006.  Prior to that, Executive Vice President — Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its compensation committee and Chairman of its audit committee.  Mr. Jacobs’ extensive background in accounting and finance, which qualifies him as our "audit committee financial expert" within the meaning of applicable SEC regulations, led to our Board’s conclusion to nominate Mr. Jacobs for re-election as a member of our Board of Directors.

David J. Matlin
Age; 52
Year in which First Elected a Director: 2008
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of their Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin also serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).  Mr. Matlin serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Matlin’s extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

John R. Peshkin
Age; 53
Year in which First Elected a Director: 2012
Committees Served: Member of the Audit, Compensation and Nominating and Corporate Governance Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Managing principal and founder of Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of high-quality residential properties since September 2008.  Prior to founding Vanguard Land, Mr. Peshkin was Chief Executive Officer of Starwood Land Ventures, LLC from May 2007 to August 2008. Mr. Peshkin began his career at Taylor Woodrow, with progressive roles over nearly 25 years, including six years as Chief Executive Officer of North American operations, from 2000 to 2006.  Mr. Peshkin was also a member of the Board of Directors of WCI Communities, Inc. from September 2009 to February 2012.  Mr. Peshkin’s extensive background in land development and homebuilding led to our Board’s conclusion to nominate Mr. Peshkin for re-election as a member of our Board of Directors.

Peter Schoels
Age; 40
Year in which First Elected a Director: 2009
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse’s Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and the CIS.  Before joining Credit Suisse, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Schoels’ extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

Scott D. Stowell
Age; 56
Year in which First Elected a Director: 2012
Committees Served: Chairman of the Executive Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chief Executive Officer since January 2012 and President since March 2011.  Mr. Stowell served as Chief Operating Officer from May 2007 to March 2011, President of our Southern California Region from September 2002 to May 2007 and President of our Orange County division from April 1996 to September 2002.  Mr. Stowell joined the Company in 1986 as a project manager.  Mr. Stowell is also a Director of Pacific Mutual Holding Company, the ultimate parent company of Pacific Life Insurance Company. Our Board nominated Mr. Stowell because he is our Chief Executive Officer and the Board believes it is appropriate for the Company’s CEO to serve as a member of our Board of Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Company’s Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board of Directors deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  In December 2008, the Board decided to separate the roles of Chairman and Chief Executive.  At that time, Ronald R. Foell, an independent member of the Board of Directors who has served as a director of the Company since 1967, was appointed to serve as Chairman of the Board.  Mr. Foell has been re-appointed to serve as our Chairman for 2014.

Our Corporate Governance Guidelines provide that our Chairman will also serve as the Company’s Lead Independent Director if the Chairman is independent.  In cases where the Chairman is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as our Lead Independent Director.  Since Mr. Foell is an independent member of the Board he also serves as our Lead Independent Director.  As Chairman of the Board and Lead Independent Director, Mr. Foell’s responsibilities include:

•
establishing the agenda for each meeting of the Board in consultation with the Chief Executive Officer and coordinating and developing the agenda for each executive session of the independent directors;

•	convening and chairing each meeting of the Board and the regular executive sessions of the independent directors;

•	coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management;

•
reviewing, and approving if appropriate, requests for approvals or waivers under the Company’s Code of Business Conduct and Ethics with regard to proposed chief executive officer and director conduct; and

•	acting as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on a matter.

In addition to Mr. Foell, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible. The following is a description of each of the standing committees of our Board of Directors.

Committees of the Board of Directors

During 2013, our Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Bruce A. Choate
Ronald Foell
Douglas C. Jacobs
John R. Peshkin
Scott D. Stowell

        Chairman                                                  Member                                                       Chairman of the Board

Audit Committee:  The Audit Committee, which held five meetings during 2013, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company’s risk management function.  Under the Audit Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

•
overseeing the integrity of the Company’s accounting, auditing and financial reporting processes, the adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;

•
reviewing with management and the Company’s independent auditor the Company’s annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

•
appointing the Company’s independent auditor, reviewing its independence, effectiveness and significant relationships with the Company (if any), and approving the hiring by the Company of current and former employees of the independent auditor (if any);

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditor;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;

•	reviewing legal compliance matters and the adequacy of the Company’s disclosure controls and procedures;

•	discussing the general types of information to be disclosed and presentation of the Company’s earnings press releases and related presentations;

•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined under the NYSE listing standards.  In addition, the Board of Directors has determined that Douglas C. Jacobs, an independent director, qualifies as an "audit committee financial expert" within the meaning of applicable SEC rules and regulations.  Mr. Jacobs’ extensive background in accounting and finance, as described more particularly under the heading "Proposal No. 1 Election of Directors–Nominees for Election", qualifies him as our audit committee financial expert.

Compensation Committee:  The Compensation Committee, which held five meetings during 2013, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.

Under the Compensation Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s directors and executive officers, including equity-based compensation awards;

•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the amount and the terms and conditions of such awards);

•
annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the Chief Executive Officer and other executive officer positions; and

•	establishing, and reviewing compliance with, director and executive officer stock ownership guidelines.

In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by an independent consultant engaged directly by the committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the "Compensation Discussion and Analysis" section of this proxy statement. The Compensation Committee generally does not delegate authority granted the committee by its charter.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held two meetings during 2013.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee’s charter requires that the committee meet at least once per year or more frequently as circumstances dictate, and that it has general responsibility for:

•
recommending the slate of directors to be nominated by the Board for election by the stockholders at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;

•	recommending to the Board the composition of board committees;

•	overseeing and reviewing the Company’s Corporate Governance Guidelines;

•	monitoring a process to assess the effectiveness of the Board; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

Executive Committee:  The Executive Committee, which did not hold any meetings during 2013, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors or that must be made by independent directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions or limitations dictated by the Board of Directors.

Board of Directors Meetings and Attendance

During 2013, the Company’s Board of Directors held five meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served.  In addition, the Company’s non-management directors held formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. We do not have a policy requiring our Directors to attend our annual meeting.  The 2013 annual meeting of stockholders was attended by Ronald R. Foell and Scott D. Stowell.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, respective committee chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for our corporate governance structure and culture and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

Our Corporate Governance Guidelines provide that a majority of the members of the Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in the NYSE listing standards. The Board of Directors has determined that each of its current members, except for Scott D. Stowell, meet the aforementioned independence standards.  Mr. Stowell does not meet the aforementioned independence standards because he serves as our Chief Executive Officer.

Director Identification, Qualification and Nominating Procedures

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying director nominees, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. In addition, pursuant to the terms of a stockholder agreement (the "Stockholder Agreement") (described in more detail beginning on page 11 of this proxy statement under the heading "Certain Relationships and Related Transactions; Transactions with Related Persons") between the Company and MatlinPatterson, the Company’s largest stockholder, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company’s governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

•
a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, and the diversity of the nominee’s background and experience, such as depth of understanding of the Company’s industry, financial sophistication, leadership, objectivity and other factors deemed appropriate by the committee, all in the context of the perceived needs of the Board of Directors at that point in time.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and

•
freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder may submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company’s principal executive offices.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.

In addition, the Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days prior to the anniversary date of the preceding year’s annual meeting, or, if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, the later of the 90th day prior to such meeting or the seventh day following the first public announcement of the date of such meeting or, in the case of a special meeting, not later than the close of business on the later of the 60th day prior to such special meeting or the seventh day following first public announcement of the date of such special meeting. Each notice must set forth, among other things required by the Company’s bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person(s)) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Risk Oversight

The Audit Committee is responsible for overseeing the Company’s guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for its regularly scheduled February and July meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board of Directors takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com or in a current report on Form 8-K, as required.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees and others have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns confidentially.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com.

Certain Relationships and Related Transactions; Transactions with Related Persons

Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without obtaining the pre-approval required by the code. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that must be followed when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of the required approver, the Lead Independent Director in the case of the other directors and the chief executive officer, and the chief executive officer in the case of the Company’s other officers, to determine whether the proposed transaction is consistent with the principles underlying our policies.

While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholders Agreement between the Company and MatlinPatterson (owner of 49% of the voting power of the Shares as of the Record Date) provides a framework pursuant to which the Company’s transactions with MatlinPatterson will be analyzed.  The Stockholders Agreement provides that transactions with MatlinPatterson or its affiliates (other than certain acquisitions of the Company’s capital stock that require the approval of the Company’s stockholders) are required to be pre-approved by a majority of the non-management, non-MatlinPatterson, independent members of the Board of Directors.

To our knowledge, during 2013 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for those listed below.

During 2013, the Company purchased finished lots in two master planned communities developed by Crescent Resources, LLC.  Crescent Resources, LLC is a land management and real estate development Company in which an affiliate of MatlinPatterson has a significant indirect ownership interest.  The total purchase price for the acquisition of the lots was approximately $4.5 million, with approximately $8.4 million remaining to be purchased under the purchase contracts. The purchase price for the transaction was established at arm’s length and was approved by the independent members of our Board of Directors who are not affiliated with MatlinPatterson.  MatlinPatterson was not involved in the negotiation of these transactions and we do not believe they derived any direct or indirect benefits from the transaction other than the indirect benefits afforded to them as a result of their ownership interests in the Company and in Crescent.

PROPOSAL NO. 2    RATIFICATION OF AUDITOR

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Background on Proposal

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 is not required. However, the Board and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice.

Effects of Advisory Vote

Assuming the presence of a quorum at our annual meeting of stockholders, under our bylaws, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will have the effect of votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.  Because the vote on this proposal is advisory in nature, it will not be binding on the Board.  However, if stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

PROPOSAL NO. 3    APPROVAL OF 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

 As described in the Compensation Discussion and Analysis beginning on page 25, annual cash incentive and long term equity compensation are important elements of the Company’s executive compensation program.  Since the Company’s 2008 Annual Meeting, such compensation has been granted pursuant to the Standard Pacific Corp. 2008 Equity Incentive Plan (the "2008 Plan").  On January 29, 2014, the Board of Directors approved the Standard Pacific Corp. 2014 Omnibus Incentive Compensation Plan (the "2014 Plan").  The Company is required by applicable NYSE rules to obtain stockholder approval for the 2014 Plan to take effect.  If the stockholders approve the 2014 Plan, the 2014 Plan will become effective as of the date of this 2014 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, that the stockholders of Standard Pacific Corp. hereby approve the Standard Pacific Corp. 2014 Omnibus Incentive Compensation Plan including, without limitation, the qualifying performance criteria that are described more particularly in the plan.

Effects of Vote

Assuming the presence of a quorum at our annual meeting of stockholders, under our bylaws, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  Under applicable NYSE rules, abstentions will be treated as a vote against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for approval of the 2014 Omnibus Incentive Compensation Plan, including, without limitation, the qualifying performance criteria that are described more particularly in the plan.

Why You Should Vote For The 2014 Omnibus Incentive Compensation Plan

The Board recommends that stockholders approve the 2014 Plan.  Adoption of the plan is necessary to continue the Company’s incentive compensation program, which was re-designed in 2012 to place a greater emphasis on longer-term equity-based incentive awards.  By providing executives and other participants in the 2014 Plan with a more significant longer-term stake in the Company's success, the Board believes the interests of the participants are better aligned with those of the Company's other stockholders.  In addition, the Board believes that providing senior level management with the opportunity to earn an ownership stake in the Company strengthens the ability of the Company to attract and retain these executives, while motivating them to focus on strategies designed to increase stockholder value.  Since the re-design of the Company’s executive compensation program in 2012, the Company has achieved exceptional operating and financial results.  Please see page 27 for a summary of some of the Company’s performance highlights for 2013.

In preparing the 2014 Plan, the Company has taken into consideration emerging trends and current best practices with respect to equity compensation plans.  In this regard, the 2014 Plan contains the following provisions, which the Board and Compensation Committee believe reflect best practices for equity compensation plans:

•	Limitations on Repricing – The 2014 Plan expressly prohibits the repricing of stock options and stock appreciation rights ("SARs") without prior stockholder approval.

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No Discounted Options or SARs – The 2014 Plan includes an express requirement that all options and SARs be granted at an exercise price (or, in the case of SARs, base price) that is at least equal to the fair market value of one share of Company stock on the date of grant.

•	No Payment of Dividend Equivalents on Unearned Awards – The 2014 Plan prohibits the payment of dividend equivalents for any dividend equivalent granted in connection with any award that vests based on the achievement of performance criteria, unless and until the award is earned by satisfaction of the applicable performance criteria.

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Clawback Provision – The award agreement for any award granted pursuant to the 2014 Plan may provide for the recapture or clawback of all or any portion of the award to comply with Company policy or applicable law in effect on the date of the award document, including, but not limited to, the final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

•	No Evergreen Provision – The 2014 Plan does not have an evergreen or similar provision which provides for an automatic replenishment of shares available for grant.

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Minimum Vesting Periods for Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Performance Cash Awards – The 2014 Plan imposes minimum vesting periods for restricted stock, restricted stock units, performance shares, performance units and performance cash awards. Other than with respect to awards granted to non-employee directors, the minimum restricted/performance period for restricted stock and restricted stock unit awards subject to performance-based restrictions will not be less than 12 months and the minimum restricted period for restricted stock and restricted stock unit awards subject to continued employment and/or other time-based restrictions will not be less than 36 months.  The minimum performance period for performance share awards and performance unit awards settled in shares will not be less than 12 months.  The minimum performance period for performance cash awards and performance unit awards settled in cash will not be less than one calendar quarter.

Sufficiency of Number of Shares To Be Authorized Under the 2014 Plan

On March 1, 2014, 18,986,668 shares were covered by stock options and stock appreciation rights granted under the Company's existing equity incentive plans, at exercise prices ranging from $0.67 to $27.59 per share, with a weighted average exercise price of $5.18 and a weighted average remaining term of approximately 3.1 years, 538,530 shares of unvested restricted stock were outstanding and 602,242 performance shares (convertible into 2,408,968 shares of Company common stock if "maximum" performance is achieved) were outstanding.  In addition, 14,085,873 shares remained available for additional awards under the Company’s Amended and Restated 2008 Equity Incentive Plan (the "2008 Plan") as of such date.  Based on estimated usage and historical data, the Compensation Committee anticipates depleting the shares currently available for grant under the 2008 Plan by 2015.  If the 2014 Plan is approved, no more awards will be made under the 2008 Plan and only the 55,000,000 shares covered by the 2014 Plan will be available for future awards.

In order to continue to have an appropriate supply of shares available for future awards, the Company is asking stockholders to authorize the issuance of 55,000,000 shares under the 2014 Plan.  The Board anticipates that, if approved by stockholders, the 55,000,000 shares authorized under the 2014 Plan should be sufficient to meet the Company’s needs through approximately 2019, assuming, among other things,  that: (i) the Compensation Committee continues to utilize a compensation program similar to the program approved for 2014 (described more particularly in the Compensation Discussion and Analysis beginning on page 25), (ii)  the number of participants in the program do not increase materially, and (iii) competitive conditions for executives and other employees do not require the Committee to materially increase the size of equity grants during this period.  The homebuilding industry is cyclical and competition for management talent in the industry increases significantly during the positive portion of the cycle.  The Company believes it is in the positive portion of the cycle and that it is possible that a greater than anticipated amount of share based and other compensation may be required to attract and retain management talent in the coming years if conditions in the industry continue to improve.  Although approximately 14,100,000 shares remain available for future grant under our existing equity incentive plans, if the 2014 Plan is approved, no more awards will be made under these existing equity plans and only the 55,000,000 shares covered by the 2014 Plan will be available for future awards.

Since implementing the Company’s new compensation program in 2012, the Company has issued awards for approximately 7,800,000 shares per year (including the establishment of reserves for the maximum 4x payout under the Company’s performance share award program—discussed on page 31 of this proxy statement).  The Compensation Committee believes the "burn rate" during this period was reasonable when balancing stockholder dilution against the need to provide equity grants to retain management talent, and was below the maximum burn rate deemed acceptable by proxy advisory firm Institutional Shareholder Services ("ISS") for the Company’s industry group.  The Company believes the future burn rate will continue to be below the maximum burn rate deemed acceptable by ISS as future equity grants are awarded under the 2014 Plan, assuming among other things, that: (i) the 55,000,000 shares authorized are awarded on an annual basis through approximately 2019, (ii) the number of awards do not increase significantly year over year, (iii) the ISS maximum burn rate for the Company’s industry group does not significantly decrease, and (iv) the Company continues to utilize a compensation program similar to the program approved for 2014.

Potential Stockholder Dilution Resulting From The 2014 Plan

As reported in Footnote (i) on page 47 of the Company’s Report on Form 10-K for the year ended December 31, 2013, the Company’s weighted average shares of Common Stock outstanding (assuming all of the Company’s Series B Preferred Stock outstanding as of such date was converted to Common Stock) was 363,944,804 and the weighted average diluted shares outstanding as of such date was 402,000,510.  If all 55,000,000 shares authorized for issuance under the 2014 Plan were actually issued by the Company, such issuance would represent 15.1% of such weighted average shares and 13.7% of such weighted average diluted shares, respectively.  The amount of shares actually issued under the 2014 Plan will likely be less than the full 55,000,000 shares authorized for issuance because a portion of the shares that would otherwise be issued to an individual will be withheld by, or otherwise paid over to, the Company to satisfy the payment of applicable exercise prices and tax obligations related to the vesting and exercise of awards.  In addition, it is possible that some awards will be canceled, expired or forfeited.

Section 162(m) of the Code

The 2014 Plan allows (but does not require) the Compensation Committee to grant awards to the Company's Chief Executive Officer and any of the Company's three other most highly compensated executive officers (other than the Company's Chief Financial Officer) that are intended to qualify for the "performance-based compensation" exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

One of the requirements of the "performance-based compensation" exception is that the material terms of the performance goals under which the performance-based compensation may be paid are to be disclosed to and approved by the Company's stockholders. For purposes of Section 162(m), the material terms include: (i) the participants eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to the participants if they satisfy the performance goals. With respect to the 2014 Plan, each of these material terms are discussed below, and stockholder approval of the 2014 Plan is intended to constitute approval of each of these material terms for purposes of the stockholder approval requirements of Section 162(m).

Summary of the Plan

The following description of the material features of the 2014 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2014 Plan (attached to this proxy statement as Appendix A). Stockholders are encouraged to read the 2014 Plan in its entirety.

Purpose

The purpose of the 2014 Plan is to enable the Company to attract, retain and motivate directors, officers, employees and service providers, and to further align the interests of such persons with those of the Company’s stockholders by providing for or increasing the proprietary interest of such persons in the Company.

Eligible Participants

Any person who is a current or prospective director, officer or employee of the Company or its subsidiaries, and any service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the 2014 Plan. As of March 1, 2014, approximately 1,137 employees and six non-employee directors were eligible to participate in the 2014 Plan.

Shares Available for Awards

As discussed above, the total number of shares reserved and available for delivery in connection with awards under the 2014 Plan is 55,000,000, subject to adjustment upon the occurrence of any of the events specified in the 2014 Plan.  The shares delivered pursuant to awards may be shares that are authorized and unissued or treasury shares, including shares purchased on the open market.  The following rules shall apply for purposes of determining the total number of shares available for delivery under the 2014 Plan:

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Shares that are the subject of an award shall reduce the number of shares available for future delivery on a one-for-one basis; provided, however, that if any award terminates, expires, or lapses for any reason, the number of shares subject to such award but not delivered shall again be available for delivery under the 2014 Plan.

•	If any award is settled in cash, the shares used to measure the value of the award, if any, shall not reduce the number of shares available for delivery under the 2014 Plan.

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The exercise of a stock-settled SAR or broker-assisted "cashless" exercise of an option (or a portion thereof) shall reduce the number of shares available for delivery by the entire number of shares subject to the SAR or option (or applicable portion thereof), even though a smaller number of shares may be delivered upon such an exercise.

•	Dividend equivalents credited in shares shall reduce the number of shares available for delivery by the number of shares delivered in settlement of such dividend equivalents.

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Shares tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award shall not again become shares available for delivery under the Plan.  Moreover, shares purchased on the open market with cash proceeds generated by the exercise of an option shall not increase or replenish the number of shares available for delivery under the Plan.

Individual Share Limits on Awards

Subject to adjustment as described in the 2014 Plan, the maximum aggregate number of shares subject to awards granted under the 2014 Plan during any one calendar year to any one participant shall not exceed 3,000,000.  In addition, the maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2014 Plan shall not exceed 28,000,000.  The maximum value of cash-denominated awards granted under the 2014 Plan during any one calendar year to any one participant shall not exceed $10,000,000.

Subject to adjustment as described in the 2014 Plan, the maximum aggregate number of shares subject to awards granted under the 2014 Plan during any one calendar year to any one non-employee director is 250,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is designated as Chairman of the Board or Lead Director, the maximum number of shares is 500,000.  In the case of a non-employee director, additional limits shall apply such that the maximum grant date fair value of share denominated awards granted under the 2014 Plan during any one calendar year to any one non-employee director is $300,000, except that such limit for a non-employee director who serves as Chairman of the Board or Lead Director shall be $750,000.

Types of Awards

The following types of awards may be granted pursuant to the 2014 Plan: SARs, restricted stock, restricted stock units, stock grants, stock units, performance shares, performance units, performance cash, and options.

Stock Appreciation Rights

A SAR is an award that entitles the participant to receive, in cash or shares, or combination thereof, an amount equal to the excess of: (i) the fair market value of a specified number of shares at the time of settlement, over (ii) the base price of the SAR, as established by the Compensation Committee on the date of grant.  The grant, retention, vesting and/or transferability of the SAR is subject during specified periods of time to such conditions and terms as the Compensation Committee deems appropriate.  Unless the Compensation Committee provides for a shorter period, the maximum term of a SAR granted under the 2014 Plan will be 10 years from the date of grant.

Restricted Stock and Restricted Stock Units

A restricted stock award is an award that entitles the participant to receive a specified number of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Compensation Committee deems appropriate. A restricted stock unit award is an award that entitles the participant to receive a specified number of shares (or an equivalent cash payment), the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Compensation Committee deems appropriate.  Other than with respect to awards granted to non-employee directors, the minimum restricted/performance period for restricted stock and restricted stock unit awards subject to performance-based restrictions shall not be less than 12 months and the minimum restricted period for restricted stock and restricted stock unit awards subject to continued employment and/or other time-based restrictions shall not be less than 36 months.  Participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of Common Stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of Common Stock, and are entitled to the dividend rights only to the extent determined by the Compensation Committee.  In no event may a dividend or dividend equivalent awarded in connection with a restricted stock or restricted stock unit award that vests based on the achievement of performance criteria be paid unless and until such underlying award vests or is earned by the satisfaction of the applicable performance criteria.

Stock Grants and Stock Units

A stock grant is an award that entitles the participant to receive (or purchase at a price determined by the Compensation Committee) a specified number of shares free of any vesting restrictions. The purchase price, if any, for a stock grant shall be payable in cash or in any other form of consideration acceptable to the Compensation Committee.  A stock unit award is an award that entitles the participant to receive a specified number of shares (or equivalent cash payment), in the future, free of any vesting restrictions.

Performance Shares, Performance Units, and Performance Cash

A performance share award is an award that entitles the participant to receive a specified number of shares depending on the satisfaction of one or more performance criteria during a performance period of not less than 12 months as specified by the Compensation Committee.  In the award agreement for any performance share award, the Compensation Committee also may grant the participant dividend equivalents.  In no event may a dividend equivalent awarded in connection with a performance share award be paid unless and until such performance share is earned by satisfaction of the applicable performance criteria.

A performance unit award is an award that entitles the participant to receive a specified number of shares depending on the satisfaction of one or more performance criteria during a performance period specified by the Compensation Committee.  The minimum performance period for a performance unit settled in shares is 12 months.  The minimum performance period for a performance unit settled in cash is one calendar quarter.  In no event may a dividend equivalent awarded in connection with a performance unit award be paid unless and until such performance unit is earned by satisfaction of the applicable performance criteria.

A performance cash award is an award that entitles the participant to receive a cash payment depending on the satisfaction of one or more performance criteria during a performance period of not less than one calendar quarter as specified by the Compensation Committee.

Stock Options

The Compensation Committee may grant incentive stock options that qualify for favorable tax treatment under Code Section 422 ("Incentive Stock Options") or nonstatutory stock options ("Nonqualified Stock Options").

Incentive Stock Options will be granted only to participants who are employees.

The exercise price per share subject to an option granted under the 2014 Plan must equal or exceed 100% of the fair market value of the Company’s common stock on the date the option is granted, except that the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.

The grant, retention, vesting, transferability, and exercisability of an option is subject, during specified periods of time, to such conditions and terms as the Compensation Committee deems appropriate.

Unless the Compensation Committee provides for a shorter period, the maximum term of an option granted under the 2014 Plan is 10 years from the date of its grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than five years from the date of grant.

The Compensation Committee will determine the acceptable forms of payment of the exercise price of an option, which may include cash, shares, any net-exercise arrangement, any broker-assisted "cashless" exercise arrangement, the withholding of shares otherwise deliverable upon exercise, or the delivery of previously owned shares, or any combination thereof.

Performance-Based Awards

When the Compensation Committee grants a restricted stock, restricted stock unit, performance share, performance unit or performance cash award, it may designate the award as a performance-based award.  Performance-based awards are intended to qualify for the "performance-based compensation" exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. Section 162(m) of the Code only applies to "covered employees" as defined in Section 162(m) of the Tax Code. Therefore, only covered employees (or those employees who the Compensation Committee reasonably believes could be covered employees in the near future) are eligible to receive awards that are designated as performance-based awards. Unless the award agreement evidencing an award to a covered employee indicates that the award is not intended to be a performance-based award, the award will be considered a performance-based award. The Compensation Committee may, in its discretion, grant awards under the 2014 Plan to covered employees that do not qualify for the exception.

The payment of restricted stock, restricted stock rights, performance share, performance unit or performance cash awards that are designated as performance-based awards depends on a covered employee’s achievement of pre-established, objective performance goals that are based on any one or more pre-established qualifying performance criteria, or deviations of such qualifying performance criteria: (i) revenue (including homebuilding and/or financial services revenue), (ii) cash balance or cash flow (including cash flow, before or after dividends, and cash from operations), (iii) returns (including return on equity, capital, inventory, assets; operating revenue; stockholder return), (iv) profit or earnings (including net income; operating income; pretax income; income from joint ventures and/or discontinued operations; earnings; earnings per share and earnings before any one or more of interest, taxes, depreciation, amortization, impairments and write-offs), (v) debt levels and leverage and liquidity (including borrowing capacity; liquidity criteria; interest coverage ratio; debt to capital; debt to equity or other leverage criteria), (vi) operating measures consisting of gross, operating or pretax margin; SG&A ratio; overhead or other cost reduction; orders; backlog; deliveries; inventory turnover, increase or reduction; completed and unsold inventory; homes under construction; speculative homes under construction; cancellation or order rates; revenue or deliveries per employee, homes under construction to backlog ratio; lot supply or land position, (vii) company fundamentals consisting of stock price; market capitalization; stockholders’ equity or book value per share; or economic value added, (viii) contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants), or (ix) other measures consisting of market share; customer service; customer or employee satisfaction; brand acceptance and recognition; product development, release or innovation; process development or improvement; and asset acquisitions or sales (including division acquisitions or sales).

With respect to any performance-based award, the Compensation Committee shall have full discretion (subject to applicable deadlines for acting under Section 162(m)) regarding: (i) the length of the performance period, (ii) the type of performance-based award to be granted, (iii) the qualifying performance criteria and level of achievement that shall determine the amount of payment, if any, and (iv) whether the qualifying performance criteria shall apply to the Company as a whole or to a business unit, subsidiary or one of more joint ventures, either individually, alternatively or in any combination, and measured either annually, cumulatively over a period of years or for any other measurement period, on an absolute basis or relative to a pre-established target, to previous periods’ results, to a designated comparison group or index or otherwise measured.  At the time the performance-based award is first issued, the Compensation Committee may specify in the award agreement whether performance will be evaluated to include or exclude the effect of certain events that occur during the performance period.  Those events are listed in Section 13(c) of the 2014 Plan. The inclusion or exclusion of the events listed in Section 13(c) of the 2015 Plan shall be expressed in a form that is intended to satisfy the requirements of Section 162(m) of the Code.

With respect to any performance-based award, the Compensation Committee may not make any adjustment or take any other action that will increase the amount payable based on the level of achievement of the performance goal incorporating the qualifying performance criteria under any such award.  The Compensation Committee shall retain the sole discretion to reduce the amount payable pursuant to any performance-based award downward or to otherwise reduce the amount payable with respect to any performance-based award; provided, however, that with respect to an award relating to shares for which accounting expense would be measured at the initiation of the award under FASB ASC Topic 718 (and not changed thereafter based on changes in per-share value or per-award fair value), no negative discretion will be preserved after grant unless the Committee has explicitly retained such negative discretion at the time of grant.

Administration

The 2014 Plan is administered by our Compensation Committee.  Our Compensation Committee currently consists of three directors, each of whom is (i) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and (ii) is an "outside director" within the meaning of Section 162(m) and (iii) an independent director within the meaning of the NYSE listing standards for members of the Compensation Committee.  Subject to the provisions of the 2014 Plan, the Compensation Committee has the power to do all things necessary or desirable in connection with the administration of the 2014 Plan.

 Amendments

The Board may at any time and from time to time, amend, alter or discontinue the 2014 Plan and the Compensation Committee may amend, alter or discontinue any agreement or other document evidencing an award made under the plan, but, except as provided pursuant to the adjustments described in the 2014 Plan, no such amendment, alteration, or discontinuance shall, without the approval of the stockholders of the Company: (i) increase the maximum number of shares which may be delivered in connection with awards, (ii) reduce the price at which options or SARs may be granted below the price provided for in the 2014 Plan, (iii) result in a repricing as such term is defined in the 2014 Plan, (iv) extend the term of the 2014 Plan or the exercise period of an option or SAR beyond 10 years from the date of grant, (v) change the class of persons eligible to participate in the 2014 Plan, (vi) otherwise amend the 2014 Plan in any manner requiring stockholder approval by law or under the NYSE, (vii) increase the individual maximum limits that apply to awards granted under 2014 Plan, or (viii) expand the types of awards available for grant under the 2014 Plan. The Compensation Committee may amend, alter or discontinue the 2014 Plan if and to the extent it is so authorized under the Compensation Committee’s Charter, provided that any such action shall be subject to stockholder approval and other requirements to the same extent as would apply to a like action taken by the Board.

No amendment, alteration, or discontinuance of the 2014 Plan or any award or award agreement shall be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if (i) the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2014 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard; (ii) the change is necessary or appropriate to conform the award to, or otherwise satisfy legal requirements, (iii) the change does not adversely affect in any material way the rights of the holder; or (iv) the change is made pursuant to an adjustment as provided in the 2014 Plan.

Change of Control of the Company

Unless the Compensation Committee provides otherwise in an award agreement, the Compensation Committee has the discretion to provide that a change of control of the Company will have such effect as specified by the Compensation Committee, or no effect, as the Compensation Committee in its discretion may provide.

Deferral

The award agreement for any award may allow the participant to defer receipt of any compensation attributable to the award pursuant to the terms and conditions established by the Compensation Committee from time to time; provided, however, that any such deferral must comply with the requirements of Section 409A of the Code.

Tax Withholding

The Company shall have the power to withhold, or require a participant to remit to the Company, the minimum amount sufficient to satisfy federal, state, and local withholding tax obligations that arise on any award under the 2014 Plan.

Clawback of Awards

In an Award Agreement the Compensation Committee may include provisions calling for the recapture or clawback of all or any portion of an award to the extent necessary to comply with Company policy or applicable law in effect on the date of the award agreement, including, but not limited to, any final rules issued by the Securities and Exchange Commission and the NYSE pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  By accepting an award, each participant agrees to be bound by the terms of any such recapture or clawback provisions.

Termination of 2014 Plan

The 2014 Plan will terminate on the tenth anniversary of its approval by the Company's stockholders, unless the Board of Directors terminates it sooner.

Federal Income Tax Treatment

The following is a brief description of the federal income tax treatment that generally applies to option awards made under the 2014 Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of option awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the 2014 Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Incentive Stock Options

If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the Incentive Stock Option or within one year from the date of exercise (the "Required Holding Periods"), an optionee generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the Incentive Stock Option. An optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee's gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee's basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then (subject to certain exceptions), the optionee will recognize ordinary income at the time of such disposition and the tax consequences discussed below for nonqualified stock options will apply.

Nonqualified Stock Options

In general, there are no tax consequences to the optionee or to the Company on the grant of a Nonqualified Stock Option. Upon exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Provided the shares received under a Nonqualified Stock Option are held as a capital asset, upon the subsequent disposition of the shares the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon the holding period of the shares.

Golden Parachute Provisions

The terms of awards granted under the 2014 Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Internal Revenue Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2014 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

Section 409A

Section 409A of the Code became effective as of January 1, 2005. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all amounts deferred pursuant to the award, pay interest from the date of the deferral and pay an additional 20% tax on the deferred amounts. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2014 Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2014 Plan in such a manner.

Plan Benefits

The amount of plan benefits that will eventually be provided under the 2014 Plan to non-management directors, the Company’s named executive officers and other employees is not determinable.  The following table sets forth grants of stock, stock options, restricted stock and stock appreciation rights during 2013 under our existing equity incentive plans to (i) all of our named executive officers, individually and as a group, (ii) all current non-management directors, individually and as a group, and (iii) all employees, including all current officers who are not named executive officers, as a group.

Individual or Group Name	Number of Options and Stock Appreciation Rights	Number of Shares of Restricted Stock	Number of Target Shares Underlying Performance Share Awards(1)	Number of Shares of Unrestricted Common Stock	Aggregate Dollar Value of Awards(2)
Executive Officers
Scott D. Stowell	1,044,568	107,271	107,271	—	$2,700,000
Jeff J. McCall	427,499	43,901	43,901	—	$1,105,000
Wendy L. Marlett	156,902	16,113	16,113	—	$405,563
John P. Babel	137,825	14,154	14,154	—	$356,250
Executive Officer Group (4 persons)	1,766,794	181,439	181,439	—	$4,566,813

Non-Management Directors
Ronald R. Foell	—	—	—	11,818	$100,000
Bruce A. Choate	—	—	—	11,818	$100,000
Douglas C. Jacobs	—	—	—	11,818	$100,000
David J. Matlin	—	—	—	—	—
John R. Peshkin	—	—	—	11,818	$100,000
Peter Schoels	—	—	—	—	—
Non-Management Director Group (6 persons)	—	—	—	47,272	$400,000

Non-Executive Officer Group (about 877 persons)	4,494,808	136,204	42,015	—	$5,353,368

(1)
The number of performance shares included in the table represents the number of shares of Company common stock that will be issued to each employee if "target" level of performance (earnings per share in 2015) is achieved.  Please see the Compensation Discussion and Analysis Section beginning on page 25 for a discussion of this award.  For further information about the grant date fair value assuming the maximum performance level is achieved, see footnote (6) to the Grants of Plan-Based Awards table.

(2)
Dollar value represents the aggregate grant date fair value of equity awards.  The methodology and assumptions used to calculate these values are set forth in Note 12 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.  For additional information regarding our equity awards in 2013, see the Summary Compensation Table and Grants of Plan-Based Awards Table under the heading "Executive Compensation."

In addition, during 2014 additional awards consisting of stock options, restricted stock and stock appreciation rights were made to our named executive officers.  These awards are described in the proxy statement under the heading "Overview of 2013 and 2014 Named Executive Officer Compensation."  As discussed under the heading "Director Compensation", in 2014 our non-management directors will receive a quarterly award of restricted stock equal to $30,000 per quarter.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(3)	22,675,614	$5.47	13,971,091
Equity compensation plans not approved by stockholders(2)(3)	53,750	$29.84	—
Total	22,729,364	$5.54	13,971,091

(1)
Consists of the 2000, 2005 and 2008 Equity Incentive Plans.  If the 2014 Plan is approved by Stockholders, no additional awards will be made under any plan other than the 2014 Plan. Amounts provided include the impact of 538,530 shares of unvested restricted stock and 2,408,968 shares of Company common stock that will be issued if "maximum" performance is achieved in connection with performance share awards outstanding as of December 31, 2013.  See additional discussion within the Compensation Discussion and Analysis section of this proxy statement.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. No additional awards will be made under this plan.

(3)
Each plan is administered by the Compensation Committee of the Board of Directors.  The 2014 Plan, which will be the only plan pursuant to which future awards may be made if it is approved by stockholders, will provide the committee discretion to award options, stock appreciation rights, restricted stock, incentive bonuses and incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.

DIRECTOR COMPENSATION

Annually, the Compensation Committee reviews the Company’s non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in a peer group examined by the Compensation Committee (Toll Brothers, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Meritage Homes Corporation, KB Home and M/I Homes, Inc.), a review of general industry director compensation information and, from time to time, a discussion with an outside compensation consultant.

In 2013, each non-management director was eligible to receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and quarterly grants of common stock valued at $25,000. The Compensation Committee has decided to continue the structure of the program for 2014, while adjusting the total compensation paid to $220,000, consisting of an annual cash retainer of $100,000 and quarterly grants of common stock valued at $30,000. The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director and our Audit and Compensation Committee Chairman each receive an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2013 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards(s) ($)(2)(3)	Total($)
Bruce A. Choate	$100,000	$100,000	$200,000
Ronald R. Foell	$100,000	$100,000	$200,000
Douglas C. Jacobs	$100,000	$100,000	$200,000
David J. Matlin(1)	$—	$—	$—
John R. Peshkin	$80,000	$100,000	$180,000
Peter Schoels(1)	$—	$—	$—

(1)	Mr. Matlin and Mr. Schoels have elected to decline all compensation that they would otherwise be entitled to receive as members of the Board.

(2)
For 2013, each non-employee director was entitled to receive an aggregate of $100,000 of our Common Stock, issued in four quarterly installments of $25,000.  The actual number of shares issued to each non-employee director is determined by dividing $25,000 by the closing price of our Common Stock as of the last day of each quarter.  For 2013, Messrs. Choate, Foell, Jacobs and Peshkin each received an aggregate of 11,818 shares of Company Common Stock.

(3)	No stock options were granted to our non-employee directors in 2013. As of December 31, 2013, Messrs. Foell and Jacobs each held options to purchase 8,000 shares of Common Stock.

Non-Employee Director Stock Ownership Guidelines

The Company has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of our directors with the interests of our other stockholders.  Each non-employee member of the Company’s Board of Directors (other than directors who are employees of any of our 10% or greater stockholders or their affiliates who are not subject to these guidelines) is required to hold a number of shares equal to three times the annual cash retainer paid to the director and is required to reach full compliance with these guidelines within five years of the date the director becomes subject to them.  As of December 31, 2013, each of our directors was in compliance with the guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Bruce A. Choate (Chairman), Douglas C. Jacobs and John R. Peshkin all served as members of the Compensation Committee during 2013. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (referred to in the Compensation Discussion and Analysis section as the "Compensation Committee" or the "Committee") has reviewed and discussed with management the contents of the "Compensation Discussion and Analysis" section below.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Bruce A. Choate (Chairman)
Douglas C. Jacobs
John R. Peshkin

The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, motivate, retain and reward key executives, support our business strategy through a "pay for performance" philosophy tied to individual and overall company results, and align the long-term interests of our executives with those of our other stockholders.

Core Principles.  Consistent with these objectives, the Committee has developed a compensation program for executive officers, including the Company’s named executive officers, predicated on the following core principles:

•
The overall level of total compensation for executives should be reasonable and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual’s ability, experience, performance, duties, responsibilities, prior contributions and future potential contributions to the Company.

•	Annual incentive opportunities should represent a significant portion of total possible compensation for executives and should provide for variations in operating and individual performance.

•
A significant portion of total possible compensation should be paid in the form of long term equity incentives (stock options, stock appreciation rights, restricted stock and/or performance shares) thereby enhancing the executive’s financial interest in the creation of long-term stockholder value and aligning the interests of our executives with those of our stockholders.

Our Best Practices

Our compensation program incorporates the following best practices:

WE DO	WE DO NOT
The majority of our compensation is performance-based and can be earned only upon the achievement of corporate and individual performance targets designed to enhance stockholder value.	We do not provide perquisites for our executive officers that are not generally available to all of our employees.
Incentive compensation earned by our executives is subject to claw-back provisions in certain instances where compensation is based in whole or in part on reported financial results that are subsequently modified as a result of a restatement and the executive has engaged in misconduct.	We do not provide tax-gross ups on perquisites to our executives
Following a change-in-control, post termination benefits are not payable unless an executive’s employment is terminated ("double trigger").	We do not have any deferred compensation arrangements.
We have stock ownership guidelines that set forth required ownership levels for our executives.	We do not permit our executive officers to hedge the economic risk of owning Company stock.
Our Compensation Committee is comprised entirely of independent directors.	We do not permit our executive officers to pledge Company stock.
Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained directly by the Committee.	We do not maintain separate or supplemental retirement plans for executive officers.

The majority of our executive compensation is performance-based and is dependent on and determined by the success of the Company’s financial, operational, strategic and stock performance.  The charts below show the 2013 percentage of performance-based compensation for our CEO and other Named Executive Officers ("NEOs"):

Our Company Performance in 2013

Since the adoption of the Company’s current executive compensation program in March of 2012, the Company has achieved exceptional operating and financial performance.

Highlights of the Company’s performance during 2013 and comparisons to 2012 include:

•	Pretax income of nearly $258 million, up 230%

•	Net new orders up 22% (Dollar value of net new orders up 47%)

•	Backlog of homes up 21% (Dollar value of backlog up 55%)

•	Industry leading gross margin from home sales of 24.6%, up 410 basis points

•	Industry leading operating margin from home sales of 12.5%

•	Year over year decline in SG&A rate from 14.5% to 12.1%

•	Home sale revenues up 60%

•	Average selling price up 14%

•	New home deliveries up 40%

•	Average active selling communities up 7%

Procedure for Setting Executive Compensation

Role of the Compensation Committee.  The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its equity incentive plans.

Each member of the Committee is an independent director.

The Committee generally meets in conjunction with our February and October quarterly Board meetings and from time to time at additional special meetings on an as-needed basis. The Committee held seven meetings during late 2013 and early 2014 at which proposed 2014 executive officer compensation was discussed. The Committee also informally communicates between meetings as necessary to conduct the Committee’s business. While the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President of Human Resources generally attend Committee meetings, the Committee also meets in executive session without management from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full board, where both Committee members and other independent members of the Board of Directors are present without management.

The Committee makes compensation decisions for all of the Company’s named executive officers and certain other highly compensated employees. The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of setting salary and annual incentives for the upcoming year at a regularly scheduled meeting in October.  At a meeting in February or early March, the Committee formally adopts base salaries and cash incentive compensation programs for the year and authorizes the payment of any incentive compensation for the previous year. At this time, the Committee also typically approves grants of long-term incentives, such as stock options, stock appreciation rights, restricted stock and performance share awards.  This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance.

Role of Management.  The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and incentive compensation program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Use of Compensation Consultant.  From time to time the Committee has retained a compensation consultant to provide benchmarking data, guidance on best practices and key developments in compensation, assistance with program design, and to otherwise assist the Committee with its duties. As a reflection of the Committee’s belief that the Company’s executive compensation program should be revised to reflect the Company’s operational transition to a focus on growth, the Committee re-engaged its compensation consultant, Steven Hall & Partners ("SH&P"), during the second half of 2011. During this process, the Committee, SH&P, and members of the Company’s senior management team, including the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President of Human Resources, worked together to conduct a comprehensive review of the Company’s management compensation practices.  As a result of this process, the Committee adopted a new executive compensation program framework that was used beginning in 2012.  The Committee reviewed the results of the program from 2012 and 2013 and decided use of the same general compensation program framework was appropriate for 2014.  The Committee also engaged SH&P to provide competitive compensation data to be used by the Committee in setting appropriate levels of compensation for the Company’s named executive officers for 2012, 2013 and 2014.

Competitive Marketplace Assessment.  In February 2012, upon the recommendation of SH&P, the Committee modified the pay comparator peer group historically used by the Committee for purposes of assessing competitive market practice with respect to pay levels.  This new pay comparator group included prior comparators Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., Meritage Homes Corporation, The Ryland Group, Inc., and Toll Brothers, Inc. and two new comparators, KB Home and M/I Homes, Inc. The pay comparator peer group provides the Committee with a source of marketplace data regarding compensation levels and consists of companies in the homebuilding industry with similar size, scope and complexity, within a range of 0.5 to 2 times the Company’s revenues.  For 2014, the Committee modified the group to eliminate M/I Homes, Inc. because it fell below this revenue range.

We do not tie our compensation to fixed benchmarks. Instead, this market analysis is one factor among many that the Committee reviews when determining compensation levels for our executives. Other important considerations include individual performance and experience, scope of responsibilities and the need to recruit and retain individuals to fill key positions.

For purposes of evaluating compensation practices, the Committee supplements the pay comparator group with four additional comparators (D.R. Horton, Inc., Lennar Corp., NVR, Inc. and Pulte Group, Inc.) which are too large to be considered appropriate pay comparator peers, but nonetheless serve as good sources of competitive intelligence regarding pay design and practices.

The Committee may also periodically review other compensation data determined to be relevant by the Committee to develop the Company’s executive officer compensation programs, including industry and broader based compensation survey data.  For instance, in 2013, in addition to competitive compensation information provided to the Committee by its compensation consultant, SH&P, the Committee also reviewed a compensation report prepared on behalf of the Company by FPL Associates, L.P.

Compensation Elements

Our compensation program is comprised of the following pay elements:

•
Base Salary. The Committee believes base salaries should be adequate to attract and retain management, and to provide a reasonable fixed base level of compensation. Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

•
Annual Cash Incentive Compensation.  The Committee believes that, in addition to base salary, an annual cash incentive compensation program should be designed to motivate and reward executives for corporate and individual accomplishments during the year.  Incentive compensation levels are established based on the scope of the executive’s responsibilities and experience, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

•
Equity Compensation.  The Committee believes that equity awards (such as stock options, restricted stock, stock appreciation rights and performance share awards) should be used as retention tools that reward executives for longer-term Company performance. In addition to equity awards associated with the hiring or promotion of an executive, the Committee typically authorizes an annual equity award to each executive in an amount based on the scope of the executive’s responsibilities and experience, taking into account equity awards made to similarly situated peer executives and other data determined to be relevant by the Committee. The Committee believes these awards further align the executives’ interests with those of the Company’s other stockholders. In addition, because these equity awards generally vest over an extended timeframe, these awards encourage the executive to remain with the Company for a long and productive career, allowing the Company to maximize the value of the executive’s contributions and experience.

•
Perquisites and Other Benefits. The Committee does not believe that executives should receive special perquisites or other benefits that are not available to other employees.  Consistent with this philosophy, the executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical, dental, vision and life insurance, disability coverage and the 401(k) Plan.

Overview of 2013 and 2014 Named Executive Officer Compensation

In March 2014, following review of the Company’s long term strategy and competitive compensation data, including data provided by the Committee’s compensation consultant, SH&P, and other discussions between members of the Committee, Company senior management, and other Board members, the Committee adopted the 2014 compensation program described below for each of the Company’s named executive officers.  Our named executive officers are:

•	Scott D. Stowell Chief Executive Officer
•	Jeff J. McCall Chief Financial Officer
•	Wendy L. Marlett Chief Marketing Officer
•	John P. Babel Chief Legal Officer

The program was designed to provide each of our executive officers with a total compensation package appropriate with respect to his or her scope of responsibilities and competitive (in both total dollar value and in compensation mix) with his or her similarly situated peers.  The 2014 program’s design is generally consistent with the compensation programs approved by the Committee in 2012 and 2013, reflecting the Committee’s belief that the 2012 and 2013 compensation programs worked well to drive the executive behaviors that led to the Company’s strong financial performance for each of those years.

Base Salaries. For 2013, the base salaries for Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were $900,000, $650,000, $540,750 and $475,000, respectively.  For 2014, the base salaries of Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were increased to $930,000, $670,000, $560,000, and $490,000, respectively (effective April 1, 2014).  The base salaries reflect the Committee’s view of each individual executive’s scope of responsibility and the base pay of similarly situated executives among the Company’s pay comparators.

Annual Cash Incentive Compensation.  For 2013, the Committee established annual cash incentive targets, expressed as a percentage of base salary, for each of our named executive officers (100% of base salary for Messrs. Stowell and McCall and 50% of base salary for Ms. Marlett and Mr. Babel).  The Committee chose to establish the same annual cash incentive target for each named executive officer for 2014, with the exception of Mr. Stowell whose annual cash incentive target was increased to 125% of his base salary in light of the committee’s review of peer group compensation data.  The Committee believes that these annual incentive opportunities are consistent with those provided to other similarly situated executives among the Company’s pay comparators.

Annual incentive awards are earned based on corporate and individual performance.  For 2013, the primary corporate performance metric was pre-tax income.  The Committee chose the same corporate performance metric for 2014.  The Committee selected pre-tax income as the most significant performance metric because the Company’s named executive officers are responsible for the operational oversight of our entire Company and the Committee believes that achievement of the pre-tax income target reflected in the Company’s annual business plan is a strong indicator of individual performance.  For our Chief Marketing and Chief Legal Officers, achievement of targeted levels of annual incentive compensation also depend upon the achievement of departmental performance objectives related to their respective areas of supervision.

Payouts under the program are subject to a minimum performance threshold and are subject to a cap, defined as a percentage of base salary.  Maximum payouts will only be earned for superior Company performance.  For 2013, superior Company performance was achieved, with the Company achieving nearly $258 million in pre-tax income, $102 million over the $155 million pre-tax income target contained in the Company’s business plan, $32 million over the $225 million of pre-tax income required for the executives to earn their maximum compensation payout under the program, and $132 million over the $125 million minimum performance threshold required to earn 50% of target amounts.  The minimum performance threshold represented an amount $47 million higher than the Company’s $78 million pre-tax income reported for 2012, a 60% increase.

Long Term Equity Compensation. In addition to cash compensation, the Committee provides annual equity awards to the Company’s executive officers, such as stock options, stock appreciation rights, restricted stock and performance share awards.  These awards encourage executive ownership of Company common stock, further aligning the interest of executives with those of the Company’s other stockholders, and provide the executive with an incentive (because the equity compensation generally vests over an extended timeframe) to remain with the Company for a long and productive career.  The ultimate value of long-term equity compensation will be dependent on the Company’s future stock price, in the case of the restricted stock and capped stock appreciation rights and, for the performance share awards, on future earnings per share and, for 2014, three year relative total shareholder return.

For 2013 and 2014, the committee decided to provide a long-term equity grant to each of the Company’s named executive officers, the dollar value of each grant expressed as a percentage of the executive’s base salary (300%, 170%, 75% and 75%, respectively, for Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel for 2013 and 350%, 200%, 100% and 100%, respectively for 2014).  The 2013 awards consist of, and the 2014 awards will consist of, 33 1/3% restricted common stock, 33 1/3% capped common stock appreciation rights and 33 1/3% performance share awards.  The dollar value of the grant for each executive reflects the Committee’s view of each individual’s scope of responsibility and the total compensation package of similarly situated executives among the Company’s pay comparators.  The capped stock appreciation rights vest in three equal installments on each of the first three anniversaries of the issuance date.  The restricted stock also vests in three equal installments on each of the first three anniversaries of the issuance date; provided, that, for the 2014 award, a threshold level of Company pre-tax income for 2014 must also be achieved.  The 2013 capped stock appreciation rights have a grant price equal to the Company’s common stock closing price on the issuance date, with the value per share of the stock appreciation rights capped at the difference between $12.00 and the grant price, whereas the 2014 capped stock appreciation rights will have a grant price equal to the Company’s common stock closing price on the issuance date, with the value per share of the stock appreciation rights capped at $4.00 above the grant price.  The value of the capped stock appreciation rights will be settled in shares of Standard Pacific common stock based on the closing price of our common stock on the date of exercise.  The number of performance share awards ultimately issued to each executive with respect to the 2013 awards will be based on the Company’s actual earnings per share for the year ended December 31, 2015, with payouts at one to four times the target number of shares based on actual earnings per share, subject to a minimum earnings per share threshold.  The number of performance share awards ultimately issued to each executive with respect to the 2014 awards will be based 50% on the Company’s actual earnings per share for the year ended December 31, 2016 and 50% based on the Company’s relative total shareholder return (TSR) performance over a three-year period from 2014-2016 (the "2016 Performance Period") in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee, with payouts at one to four times the target number of shares based on actual earnings per share and TSR performance, subject to minimum earnings per share and TSR thresholds.  The peer group for measuring TSR performance consists of a larger group than the Company’s pay comparator group, reflecting the Committee’s belief that the Company’s relative TSR performance should be measured against the other publicly traded homebuilding companies that the Company is likely competing against for investor dollars.  This peer group included Lennar Corp., PulteGoup, Inc., DR Horton, Inc., NVR, Inc., Brookfield Residential Properties, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., TRI Pointe Homes, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Meritage Homes Corporation, and KB Home.  TSR performance is calculated based on changes in Standard Pacific Corp. stock price plus dividends paid during the 2016 Performance Period compared against this peer group, with the following payouts based on TSR rank:

The "Target" number of shares of Company common stock awarded to each named executive officer related to the portion of their performance share awards based on the Company’s actual earnings per share is determined by dividing a predetermined percentage of their salary by the closing price per share on the grant date.  The "Target" number of shares of Company common stock awarded to each named executive officer related to the portion of their performance share awards based on the Company’s relative TSR performance over the 2016 Performance Period is determined by dividing a predetermined percentage of their salary by the fair value per share of the award on the grant date.

2013 Named Executive Officer Annual Cash Incentive Compensation Payouts

Chief Executive Officer and Chief Financial Officer.  In addition to their base salaries of $900,000 and $650,000, Scott D. Stowell, the Company’s President and Chief Executive Officer, and Jeff J. McCall, the Company’s Chief Financial Officer, were provided the opportunity to earn annual cash incentive compensation of between 0 and 200% of their base salaries based on the Company’s 2013 pre-tax income.  The target annual cash incentive compensation for 2013 for Mr. Stowell and Mr. McCall was 100% of their base salaries and was to be earned if the Company achieved its pre-tax income target of $155 million reflected in the Company’s 2013 business plan, a nearly 99% increase over the Company's actual 2012 pre-tax income.  The Committee also established a $125 million pre-tax income minimum performance threshold, a 60% increase over the Company's actual 2012 pre-tax income, the achievement of which would result in Mr. Stowell and Mr. McCall earning cash incentive compensation equal to 50% of their base salaries.  As a result of the Company’s superior performance as compared to its 2013 business plan, the Company’s actual pre-tax income for 2013 was nearly $258 million, which exceeded the $225 million of pre-tax earnings necessary for Messrs. Stowell and McCall to earn incentive compensation equal to the annual cash incentive compensation cap of 200% of base salary.  As a result, Messrs. Stowell and McCall received 2013 annual cash incentive compensation of $1.8 million and $1.3 million, respectively, equal to 200% of their base salaries.

Chief Marketing Officer and Chief Legal Officer.  In addition to their base salaries of $540,750 and $475,000, Wendy L. Marlett, the Company’s Chief Marketing Officer, and John P. Babel, the Company’s Chief Legal Officer, were provided the opportunity to earn annual cash incentive compensation of between 0% and 80% of their base salaries, with the targeted amount of annual cash incentive compensation set at 50% of their base salaries.  The dollar value of the targeted amount for each executive for 2013 reflects the Committee’s view of each individual’s scope of responsibility and the total compensation package of similarly situated executives among the Company’s pay comparators.  This targeted amount of annual cash incentive compensation was to be earned if: (i) the Company achieved its pre-tax income target of $155 million reflected in the Company’s 2013 business plan (60% of the targeted amount would be earned), (ii) Ms. Marlett and Mr. Babel achieved their individual performance goals (20% of the targeted amount would be earned), and (iii) the Chief Executive Officer and the Committee subjectively determined that their performance warranted the targeted level of discretionary compensation (20% of the targeted amount would be earned).  The Committee also established a minimum performance threshold of $125 million for the pre-tax income component of their annual cash incentive compensation program (no annual incentive compensation would be paid with respect to the pre-tax income component if the Company did not achieve at least $125 million in pre-tax income for 2013) and minimum performance thresholds for each of Ms. Marlett and Mr. Babel’s individual goals.  Ms. Marlett and Mr. Babel would have earned cash incentive compensation equal to just 20% of their base salaries if the Company achieved the pre-tax income threshold of $125 million, they each achieved a minimum level of performance on their individual performance goals, and they were not awarded a discretionary bonus.

Ms. Marlett received the maximum payout of $432,600, or 80% of her base salary for 2013, reflecting the Company’s superior performance as compared to its 2013 business plan with respect to pre-tax income (discussed in the first paragraph of this section above), the Chief Executive Officer and Committee’s subjective view that Ms. Marlett was entitled to receive her targeted level of discretionary compensation, and Ms. Marlett’s achievement of the targeted level of performance on her two individual performance goals, successfully developing and implementing the Company’s redesigned customer relationship management system and a new sales performance improvement initiative.  Mr. Babel received the maximum payout of $380,000, or 80% of his base salary for 2013, reflecting the Company’s superior performance as compared to its 2013 business plan with respect to pre-tax income (discussed in the first paragraph of this section above), the Chief Executive Officer and Committee’s subjective view that Mr. Babel was entitled to receive his targeted level of discretionary compensation, and Mr. Babel’s achievement of the targeted level of performance on his two individual performance goals, successfully developing and implementing the Company’s 2013 corporate communications program and the Company’s new construction quality framework.

2013 Named Executive Officer Equity Awards

For 2013, the Company provided an equity grant to each of the Company’s named executive officers, the dollar value of each grant expressed as a percentage of the executive’s base salary (300%, 170%, 75% and 75%, respectively, for Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel).  The 2013 awards were issued on April 1, 2013, consisting of 33 1/3% restricted common stock, 33 1/3% capped common stock appreciation rights and 33 1/3% performance share awards.  The dollar value of the grant for each executive for 2013 reflects the Committee’s view of each individual’s scope of responsibility and the total compensation package of similarly situated executives among the Company’s pay comparators.  The mix of equity awards reflects the Committee’s attempt to balance the important retentive value of equity awards that vest over time with its desire to align the interests of Company executives with those of stockholders.

The capped stock appreciation rights vest in three equal installments on each of the first three anniversaries of the issuance date and have a grant price equal to the Company’s common stock closing price on the issuance date, which means that this award only has value to the executive if the Company’s stock price increases following the grant date.  The number of shares of stock ultimately issued to each executive with respect to the performance share awards will be based on the Company’s actual earnings per share for the year ended December 31, 2015, with payouts at one to four times the target number of shares based on actual earnings per share, subject to a minimum earnings per share threshold. Therefore, the performance share award only has value if the Company achieves earnings per share in 2015 consistent with the Company’s projections and the Board’s expectations regarding 2015 earnings per share. The restricted stock award vests in three equal installments on each of the first three anniversaries of the issue date and  has value so long as the executive remains an employee of the Company through the applicable vesting dates. The Committee believes restricted stock awards are important for executive retention, because these awards have value as long as the Company’s stock price is not zero when the executive eventually sells the stock, encouraging the executive to remain an employee of the Company through applicable vesting dates, even if the Company’s stock price has decreased since the grant date of this award.

2014 Named Executive Officer Compensation Actions

Chief Executive Officer.  Scott D. Stowell, the Company’s President and Chief Executive Officer, will receive a base salary of $930,000 for 2014 (effective April 1, 2014).  In addition to Mr. Stowell’s base salary, he has been provided the opportunity to earn annual cash incentive compensation of between 0% and 250% of his base salary (with a target of 125%) based on the Company’s 2014 pre-tax income.  The Committee has established a minimum performance threshold for 2014 pre-tax income below which Mr. Stowell will earn no annual cash incentive compensation and which, if achieved, would result in Mr. Stowell earning cash incentive compensation equal to just 62.5% of his base salary.  Alternatively, if the threshold level of 2014 pre-tax income is not achieved, Mr. Stowell will be entitled to receive cash incentive compensation of up to 62.5% of his base salary if the Company exceeds a threshold number of home deliveries during 2014.  In addition, Mr. Stowell was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 350% of his base salary.

Chief Financial Officer.  Jeff J. McCall, the Company’s Chief Financial Officer, will receive a base salary of $670,000 for 2014 (effective April 1, 2014).  In addition to his base salary, Mr. McCall has been provided the opportunity to earn annual cash incentive compensation of between 0% and 200% of his base salary (with a target of 100%) based on the Company’s 2014 pre-tax income.  The Committee has established a minimum performance threshold for 2014 pre-tax income below which Mr. McCall will earn no annual cash incentive compensation and which, if achieved, would result in Mr. McCall earning cash incentive compensation equal to just 50% of his base salary.  In addition, Mr. McCall was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 200% of his base salary.

Chief Marketing Officer.  Wendy L. Marlett, the Company’s Chief Marketing Officer, will receive a base salary of $560,000 for 2014 (effective April 1, 2014).  In addition to her base salary, Ms. Marlett has been provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of her base salary (with a target of 50%), based 60% on the Company’s 2014 pre-tax income, 20% on individual performance goals related to the refinement of the Company’s sales initiatives and the enhancement of the Company’s customer relationship management system, and 20% upon the Chief Executive Officer and the Committee’s subjective evaluation of her performance.  The Committee has established a minimum performance threshold for 2014 pre-tax income and a minimum level of achievement with respect to individual performance goals below which Ms. Marlett will earn no annual cash incentive compensation and which, if achieved, would result in Ms. Marlett earning cash incentive compensation equal to just 20% of her base salary.  In addition, Ms. Marlett was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 100% of her base salary.

Chief Legal Officer.  John P. Babel, the Company’s Chief Legal Officer, will receive a base salary of $490,000 for 2014 (effective April 1, 2014).  In addition to his base salary, Mr. Babel has been provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of his base salary (with a target of 50%), based 60% on the Company’s 2014 pre-tax income, 20% on individual performance goals related to the Company’s sales disclosure package and the Company’s customer care program, and 20% upon the Chief Executive Officer and the Committee’s subjective evaluation of his performance.  The Committee has established a minimum performance threshold for 2014 pre-tax income and a minimum level of achievement with respect to individual performance goals below which Mr. Babel will earn no annual cash incentive compensation and which, if achieved, would result in Mr. Babel earning cash incentive compensation equal to just 20% of his base salary.  In addition, Mr. Babel was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 100% of his base salary.

Employment Related Agreements

On March 8, 2012, the Committee authorized the Company to enter into a Severance and Change in Control Protection Agreement with each of its named executive officers. Under these agreements, if the executive’s employment with the Company is terminated without cause (cause generally consisting of various bad acts described more particularly in the agreement) other than in connection with a change in control, the executive is entitled to receive a lump sum payment equal to a multiple (CEO 2x, other named executive officers 1.5x) of the sum of his or her current base salary plus his or her target annual cash incentive bonus for the year prior to the year of termination, and Company paid COBRA for two years in the case of the CEO, and 1.5 years in the case of the other named executive officers.  No special treatment of equity awards is provided.

If the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., "Double-Trigger" required for payouts), the executive is entitled to receive a lump sum payment equal to a multiple (CEO 3x, other named executive officers 2x) of the sum of his or her current base salary plus his or her target bonus for the year of termination, Company paid COBRA for three years in the case of the CEO and 2 years in the case of the other named executive officers, and an additional pro-rata bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  In addition, all unvested equity awards will vest as of the date of termination.

The change-in-control component of these agreements reflect the Committee’s belief that the interests of stockholders will be best served if the interests of the Company’s named executive officers are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.  The Committee believes that the overall cost and design of both the severance and change-in-control programs are consistent with market norms.  In order to receive payments under the agreements the executives must execute the Company’s standard form release agreement, which includes non-solicitation, non-disparagement and confidentiality requirements.

Potential Payments Upon Termination or Change-in-Control

The following table provides an estimate of the total cash payment and other value that would have been received by each named executive officer assuming that the Company had become obligated to pay the executive officers either severance or change-in-control benefits on December 31, 2013.

ESTIMATED VALUE OF TERMINATION AND CHANGE-IN-CONTROL BENEFITS

	Change-In-Control Benefit(1) Double Trigger (CIC + Termination)					Severance Benefit(2) Termination Without Cause (No CIC)
Name	Cash	+	Unvested Equity Awards (3)	=	Total	Cash
Scott D. Stowell	$6,300,000	+	$6,316,498	=	$12,616,498	$3,500,000
Jeff J. McCall	$3,250,000	+	$4,801,065	=	$8,051,065	$1,800,000
Wendy L. Marlett	$1,892,625	+	$911,643	=	$2,804,268	$1,204,875
John P. Babel	$1,662,500	+	$819,131	=	$2,481,631	$1,031,250

(1)
Benefit is equal to a multiple of the sum of base salary and 2013 target bonus, plus an additional pro-rated bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  For purposes of this example, the pro-rata bonus has been calculated using a full year for 2013.  (Multiple = 3x CEO; 2x other named executive officers).  In addition, all unvested equity awards vest.

(2)
Benefit is equal to a multiple of the sum of base salary and 2012 target bonus, calculated in accordance with the Severance and Change in Control Protection Agreements.  (Multiple = 2x CEO; 1.5x other named executive officers).

(3)
In accordance with SEC rules, this amount represents the difference between the Company’s stock price of $9.05 at December 31, 2013 and the applicable stock award price, multiplied by all unvested stock awards held by the named executive officer as of December 31, 2013.  For the purposes of this calculation, in accordance with the performance share award agreements, amounts related to performance share awards include the "target" number of shares of Company common stock that will be issued to each named executive officer in the event of a change-in-control.

Tax Deductibility of Named Executive Officer Compensation

The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer (other than the Chief Financial Officer). The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).  For instance, during 2012 and 2013, the Committee determined, in consultation with SH&P, that it was appropriate to make time based restricted stock grants to the Company’s executive officers.  Time based restricted stock grants are not considered performance based compensation for purposes of Section 162(m).  As a result, we anticipate that as these restricted stock grants vest over the next three years, a portion of Mr. Stowell’s compensation will likely not be deductible.  For 2013, we anticipate the non-deductible portion of Mr. Stowell’s compensation attributable to this vesting will be approximately $160,000. For 2014, the Committee modified our executive restricted stock award program, introducing a performance condition to our executive restricted stock awards that is intended to make the 2014 restricted stock awards deductible performance based compensation for purposes of Section 162(m).

Other Compensation Related Plans and Policies

Deferred Compensation.  All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the "401(k) Plan"). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company does not maintain separate or supplemental retirement plans for executives or key employees.

Executive Stock Ownership Guidelines. In March 2012, the Compensation Committee adopted new Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stockholders.  Under the guidelines, our named executive officers are required to hold a multiple of their base salary in Company common stock (CEO 3x, other named executive officers 2x). Each such executive officer is required to reach full compliance with the guidelines within five years of the date he or she first becomes subject to the guidelines.  If an executive officer fails to reach compliance with the guidelines within the five year phase in period, he or she will be paid 100% of annual incentive compensation in common stock until compliance is achieved.  He or she will also be required to hold at least fifty percent of all common stock awarded to him or her (excluding shares sold to fund tax liabilities associated with the receipt or vesting of awards) until the required ownership threshold is met.  As of December 31, 2013, each of our named executive officers was in compliance with the guidelines because they were within the five year phase in period.

Insider Trading Policy.  In order to avoid creating conflicts between an executive’s interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares.  In addition, in April 2013, the Board implemented a prohibition on the pledging of Company stock by directors and named executive officers.  Following a one year phase-in period, this policy is effective April 1, 2014.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2011, 2012 and 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Scott D. Stowell (Chief Executive Officer)	2013	887,500	—	1,800,000	900,000	1,800,000	6,067	5,393,567
	2012	825,000	—	1,275,000	1,127,330	1,700,000	5,293	4,932,623
	2011	750,000	—	852,867	—	459,236	5,597	2,067,700
Jeff J. McCall (Chief Financial Officer)	2013	625,000	—	736,666	368,334	1,300,000	5,275	3,035,275
	2012	550,000	—	412,500	605,720	1,100,000	57,793	2,726,013
	2011	320,833	600,000	220,787	3,172,000	220,787	144,409	4,678,816
Wendy L. Marlett (Chief Marketing Officer)	2013	536,813	—	270,376	135,187	432,600	5,587	1,380,563
	2012	525,000	—	196,875	159,269	406,875	5,293	1,293,312
	2011	525,000	—	150,740	—	150,740	5,405	831,885
John P. Babel (Chief Legal Officer)	2013	462,500	—	237,500	118,750	380,000	5,275	1,204,025
	2012	425,000	—	159,373	146,769	340,000	5,293	1,076,435
	2011	425,000	—	70,652	—	131,210	5,285	632,147

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance.  The 2013 amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2013 Named Executive Officer Annual Cash Incentive Compensation Payouts" in this proxy statement.

(2)
The amounts reflected in these columns are the aggregate grant date fair values of equity awards.  The methodology and assumptions used to calculate these values are set forth in Note 12 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.  The 2013 amounts in the "Stock Awards" column represent the grant date fair value of restricted stock and performance share awards granted to each executive as long-term equity compensation.  The restricted stock issued to each executive vests in three equal installments on each of the first three anniversaries of the issuance date, and the number of performance shares ultimately issued to each executive in 2013 will be based on the Company’s actual earnings per share for the year ended December 31, 2015, subject to a minimum earnings per share threshold.  The 2013 amounts in the "Option Awards" column represent the grant date fair value of capped stock appreciation rights which vest in three equal installments on each of the first three anniversaries of the issuance date. These awards are described in more detail in the "Compensation Discussion and Analysis" section under the heading "Overview of 2013 and 2014 Named Executive Officer Compensation" in this proxy statement. The grant date fair value of the performance share awards included in this column is equal to the dollar amount of the "Target" award.  For further information about the grant date fair value assuming the maximum performance level is achieved, see footnote (6) to the Grants of Plan-Based Awards table.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company and the Company’s contribution to the executive’s 401(k) Plan account. In addition, amounts in this column include $52,500 and $144,283 of relocation related costs paid to Mr. McCall in 2012 and 2011, respectively.  Except as noted above, none of the amounts described in this footnote exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2013 to each of the Company’s named executive officers.  These awards are described in more detail under the headings "Overview of 2013 and 2014 Named Executive Officer Compensation" and "2013 Named Executive Officer Annual Cash Incentive Compensation Payouts" contained in the "Compensation Discussion and Analysis" section of this proxy statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
Scott D. Stowell	02/05/13	450,000	900,000	1,800,000	—	—	—	—	—	—	—
	04/01/13	—	—	—	—	—	—	—	1,044,568	8.39	900,000
	04/01/13	—	—	—	—	—	—	107,271	—	—	900,000
	04/01/13	—	—	—	107,271	107,271	429,084	—	—	—	900,000	(6)

Jeff J. McCall	02/05/13	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	04/01/13	—	—	—	—	—	—	—	427,499	8.39	368,334
	04/01/13	—	—	—	—	—	—	43,901	—	—	368,333
	04/01/13	—	—	—	43,901	43,901	175,604	—	—	—	368,333	(6)

Wendy L. Marlett	02/05/13	108,150	270,375	432,600	—	—	—	—	—	—	—
	04/01/13	—	—	—	—	—	—	—	156,902	8.39	135,187
	04/01/13	—	—	—	—	—	—	16,113	—	—	135,188
	04/01/13	—	—	—	16,113	16,113	64,452	—	—	—	135,188	(6)

John P. Babel	02/05/13	95,000	237,500	380,000	—	—	—	—	—	—	—
	04/01/13	—	—	—	—	—	—	—	137,825	8.39	118,750
	04/01/13	—	—	—	—	—	—	14,154	—	—	118,750
	04/01/13	—	—	—	14,154	14,154	56,616	—	—	—	118,750	(6)

(1)
The amounts in these columns reflect the threshold, target and maximum potential payouts to our executives under their 2013 annual cash incentive compensation plans.  The amount reflected as the "Threshold" is the amount of cash that would be payable to the executive if the Company achieved the $125 million pre-tax minimum performance threshold established by the Committee (which represents an amount $47 million higher than the Company’s $78 million pre-tax income reported for 2012) and Ms. Marlett and Mr. Babel achieved a minimum level of performance on their individual performance goals and were not awarded a discretionary bonus.  The amount reflected as the "Target" is the amount of cash that would be payable to the executive if the Company achieved the $155 million pre-tax income target contained in the Company’s 2013 business plan and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The amount reflected as the "Maximum" is the amount of cash that would be payable to the executive if the Company’s 2013 pre-tax income were to exceed $225 million and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The potential payouts to Ms. Marlett and Mr. Babel were also dependent upon their achievement of various individual performance goals and upon the Chief Executive Officer and the Committee’s subjective evaluation of their 2013 performance.  Under these plans, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were paid cash incentive bonuses of $1,800,000, $1,300,000, $432,600 and $380,000, respectively.  These cash bonuses have been earned and paid and are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
The amounts reflected in these columns represent long-term equity award compensation that could be earned by our executives based on the Company’s achievement of various levels of 2015 earnings per share.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were granted performance share awards with the target number of shares to be issued being set at 107,271, 43,901, 16,113 and 14,154, respectively, with payouts up to four times the target number of shares based on the Company’s actual earnings per share for the year ended December 31, 2015.  The amounts reflected as the "Threshold" and "Target" are the number of shares that will be issued to each executive if targeted 2015 earnings per share is achieved.  No shares will be issued to the executives if this targeted level of performance is not achieved.  The amount reflected as the "Maximum" is the number of shares that will be issued to each executive if "maximum" 2015 earnings per share is achieved.  The grant date fair value of the performance share awards are at the target level reflected in the "Stock Awards" column of the Summary Compensation Table.

(3)
The amounts reflected in this column are the number of shares of restricted common stock granted to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel in 2013.  The restricted stock vests in three equal installments on each of the first three anniversaries of the issuance date. The grant date fair value of the restricted stock is reflected in the "Stock Awards" column of the Summary Compensation Table.

(4)
The amounts reflected in this column represent capped stock appreciation rights granted to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel under their individual incentive compensation programs for 2013, which vest in three equal installments on each of the first three anniversaries of the issuance date. The grant date fair value of these stock awards are reflected in the "Option Awards" column of the Summary Compensation Table.

(5)
For a description of the methodology and assumptions used to calculate the grant date fair value of our stock awards, please see Note 12 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

(6)
The grant date fair value of this performance share award is equal to the dollar amount of the "Target" award.  On the grant date for this award, the Company estimated that it was probable that the performance conditions necessary to earn the "Target" award would be satisfied.  If the maximum performance level is achieved, the grant date fair value of the 2013 performance share awards for Messrs. Stowell and McCall, Ms. Marlett and Mr. Babel would be $3,600,000, $1,473,332, $540,752 and $475,000, respectively.

Outstanding Equity Awards At Fiscal Year End

The following table provides a summary of equity awards granted to each of the Company’s named executive officers that were outstanding as of December 31, 2013.

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10)
Name	Exercisable		Unexercisable		(#)		($)	Date	(#)		($)	(#)		($)

Scott D. Stowell	25,000		—		—		29.8400	02/06/2014	—		—	—		—
	15,000		—		—		27.5850	04/27/2014	—		—	—		—
	200,000		—		—		4.0200	02/07/2015	—		—	—		—
	1,400,000		—		—		3.1000	08/22/2015	—		—	—		—
	1,000,000		—		—		0.6700	03/09/2016	—		—	—		—
	144,117		288,233	(1)	—		4.2900	04/01/2017	—		—	—		—
	300,000		—		600,000	(2)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	66,045	(3)	597,707	—		—
	—		—		—		—	—	—		—	792,540	(4)	7,172,487
	—		1,044,568	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	107,271	(6)	970,803	—		—
	—		—		—		—	—	—		—	107,271	(7)	970,803

Jeff J. McCall	46,626		93,252	(1)	—		4.2900	04/01/2017	—		—	—		—
	200,000		—		400,000	(2)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	21,367	(3)	193,371	—		—
	—		—		—		—	—	—		—	256,412	(4)	2,320,529
	—		427,499	(5)	—		8.3900	04/01/2018	—		—	—		—
	975,000		325,000	(8)	—		3.8000	06/01/2018	—		—	—		—
	—		—		—		—	—	43,901	(6)	397,304	—		—
	—		—		—		—	—	—		—	43,901	(7)	397,304

Wendy L. Marlett	22,254		44,506	(1)	—		4.2900	04/01/2017	—		—	—		—
	40,000		—		80,000	(2)	4.2900	04/01/2017	—		—	—		—
	400,000		—		—		3.8100	09/07/2017	—		—	—		—
	—		—		—		—	—	10,198	(3)	92,292	—		—
	—		—		—		—	—	—		—	122,376	(4)	1,107,503
	—		156,902	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	16,113	(6)	145,823	—		—
	—		—		—		—	—	—		—	16,113	(7)	145,823

John P. Babel	200,000	(9)	—		—		0.6700	03/09/2016	—		—	—		—
	18,015		36,029	(1)	—		4.2900	04/01/2017	—		—	—		—
	40,000		—		80,000	(2)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	8,255	(3)	74,708	—		—
	—		—		—		—	—	—		—	99,068	(4)	896,565
	—		137,825	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	14,154	(6)	128,094	—		—
	—		—		—		—	—	—		—	14,154	(7)	128,094

(1)	4/2/2012 capped stock appreciation rights; one half of the remaining award vests on 4/2/2014 and 4/2/2015.

(2)
4/2/2012 capped market-based stock appreciation rights; one half of the remaining award vests if the Company’s common stock closing price reaches nine ($9) and ten ($10) dollars, respectively, for twenty consecutive trading days over a five year award period ending on the award’s expiration date.

(3)	4/2/2012 restricted stock award; one half of the remaining award vests on 4/2/2014 and 4/2/2015.

(4)
4/2/2012 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "maximum" earnings per share is achieved in 2014 under the executive’s performance share award agreement.

(5)	4/1/2013 capped stock appreciation rights; one third of the award vests on 4/1/2014, 4/1/2015 and 4/1/2016.

(6)	4/1/2013 restricted stock award; one third of the award vests on 4/1/2014, 4/1/2015 and 4/1/2016.

(7)
4/1/2013 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "target" earnings per share is achieved in 2015 under the executive’s performance share award agreement. On the date the performance share awards were granted, the Company estimated that it was probable that "target" earnings per share would be achieved in 2015.  As of the date of this proxy statement, the Company estimates that it is probable that the performance conditions necessary to earn 3.3333 times the "target" award will be achieved in 2015, which would result in the issuance of 357,566, 146,335, 53,709 and 47,179 shares of common stock to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, respectively.

(8)	The final unexercisable option vests on 6/1/2014.

(9)	Mr. Babel’s stock options are held in family trusts for which Mr. Babel is a co-trustee.

(10)	Market value based on the closing price of Standard Pacific Corp. common stock on December 31, 2013 ($9.05).

Option Exercises and Stock Vested

The following table sets forth on an aggregated basis for each of the Company’s named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Scott D. Stowell	—	—	33,023	272,440
Jeff J. McCall	—	—	10,684	88,143
Wendy L. Marlett	—	—	5,099	42,067
John P. Babel	100,000	808,000	4,128	34,056

PROPOSAL NO. 4   ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

On May 18, 2011 our stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of our named executive officers and the frequency with which stockholders should be provided the opportunity to vote on the compensation of our named executive officers in the future.  Following the recommendation of our Board of Directors, over 99% of votes cast by stockholders at the 2011 meeting were voted to approve the compensation of our named executive officers and nearly 85% of votes cast were voted in favor of a three year frequency for holding future "say-on-pay" advisory votes.  Consistent with these results, our Compensation Committee decided on a three year frequency for future "say-on-pay" votes and applied a similar compensation philosophy when setting 2012, 2013 and 2014 executive compensation.  As described beginning on page 27, the Company’s financial performance has improved steadily over the three years since our last "say-on-pay" vote, culminating in exceptional financial performance in 2013.

The Board is asking our stockholders to once again indicate their support for our executive officer compensation program as described in this Proxy Statement.  This proposal is commonly referred to as "Say on Pay".

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis and compensation tables and narrative discussion is hereby approved.

Background on Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable SEC rules require the Company to provide our stockholders the opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.  As described in the Compensation Discussion and Analysis, which begins at page 25, our executive compensation program is designed to attract and retain key executives, support our business strategy through a "pay for performance" philosophy, and align the long-term interests of our executives with those of our stockholders.  For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2013, please refer to the Compensation Discussion and Analysis.  The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 36, provide additional information about the compensation that we paid to our named executive officers in 2013.

Effects of Advisory Vote

Assuming the presence of a quorum at our annual meeting of stockholders, under our bylaws, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.  Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on the Board or the Compensation Committee.  However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

PROPOSAL NO. 5   ADVISORY VOTE ON THE FREQUENCY OF FUTURE "SAY ON PAY"ADVISORY VOTES

On May 18, 2011 our stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of our named executive officers and the frequency with which stockholders should be provided the opportunity to vote on the compensation of our named executive officers in the future.  Following the recommendation of our Board of Directors, over 99% of votes cast by stockholders at the 2011 meeting were voted to approve the compensation of our named executive officers and nearly 85% of votes cast were voted in favor of a three year frequency for holding future "say-on-pay" advisory votes.  Consistent with these results, our Compensation Committee decided on a three year frequency for future "say-on-pay" votes and applied a similar compensation philosophy when setting 2012, 2013 and 2014 executive compensation.  As described beginning on page 27, the Company’s financial performance has improved steadily over the three years since our last "say-on-pay" vote, culminating in exceptional financial performance in 2013.

The Board is once again asking our stockholders to indicate their preference with respect to the frequency of holding future "say on pay" advisory votes by voting on the following advisory resolution:

RESOLVED, that stockholders shall be provided the opportunity to vote on an advisory resolution regarding the compensation of the Company’s named executive officers (vote for one alternative only):

• every year;

• every two (2) years; or

• every three (3) years.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY 3 YEARS.

Background on Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable SEC rules require the Company to provide our stockholders the opportunity to indicate their preference with respect to the frequency of future "say on pay" advisory votes at least once every six years.  In 2011, the last time such a vote was held, nearly 85% of our stockholders agreed with the recommendation of our Board and voted in favor of a three year frequency for future "say on pay" advisory votes.  The Board of Directors believes that future stockholder advisory votes on the compensation of our named executive officers should continue to occur every three years because a triennial vote will provide stockholders with a more appropriate time period to evaluate the effectiveness of the Company’s compensation program, which is designed to support long-term value creation and to incentivize and reward positive Company performance over a multi-year period.  Conversely, annual or biennial votes would not allow a sufficient time to evaluate the effectiveness of modifications to the Company’s compensation program that have a multi-year focus.

Effects of Advisory Vote

The frequency option (i.e., every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of stockholders.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the option of three years for the frequency of future advisory votes to approve named executive officer compensation.  Because the vote on this proposal is advisory in nature, it will not be binding on the Board.  However, the Board will consider the outcome of the vote when making its decision about the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.

AUDIT COMMITTEE REPORT

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company and received the written disclosures and letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations; its evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee
Douglas C. Jacobs (Chairman)
Bruce A. Choate
John R. Peshkin

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITOR

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2013 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company’s auditor for fiscal year 2014.  Representatives of Ernst & Young are expected to be present at the 2014 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2013 and 2012.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees(1)	$758,215	$787,678
Audit-Related Fees(2)	340,745	1,995
Tax Fees(3)	201,557	192,000
All Other Fees	—	—
Total(4)	$1,300,517	$981,673

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered related to consents and comfort letters provided in connection with securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting.

(2)	Consists primarily of fees to assist with diligence relating to potential acquisitions. Also includes fees related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.

Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2013 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 12, 2014 (except as noted otherwise) regarding ownership of the Company’s Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s Shares. This table is based on information supplied to the Company by the Company’s executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 15360 Barranca Parkway, Irvine, California 92618.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
Scott D. Stowell	4,232,050	1.5	—	—
Jeff J. McCall	1,510,392	*	—	—
Wendy L. Marlett	584,502	*	—	—
John P. Babel	379,139	*	—	—
Bruce A. Choate	181,341	*	—	—
Ronald R. Foell	522,589	*	—	—
Douglas C. Jacobs	107,305	*	—	—
David J. Matlin (2)	126,400,000	(2)	267,829(3)	100
John R. Peshkin	29,865	*	—	—
Peter Schoels (2)	126,400,000	(2)	267,829(3)	100
Directors and Executive Officers as a Group (10 persons)	133,947,183		267,829(3)	100
5% Beneficial Owners
MP CA Homes LLC (3)	126,400,000	(3)	267,829(3)	100
BlackRock, Inc. (4)	18,278,172	6.6	—	—
Wellington Management Company, LLP (5)	17,918,332	6.4	—	—

*	Less than one percent.

**
Applicable percentage of ownership is based on 278,389,477 shares of the Common Stock outstanding as of March 12, 2014.  To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)
The total number of shares listed in the "Shares" column for each named executive officer and director includes the following number of shares subject to stock options and stock appreciation rights held by such named executive officer or director which are exercisable within 60 days after March 12, 2014:  Mr. Stowell 3,547,223, Mr. McCall 1,410,752, Ms. Marlett 536,808, Mr. Babel 321,971, Mr. Foell 8,000 and Mr. Jacobs 8,000, and all directors and executive officers as a group 5,832,754.

(2)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, each of Mr. Matlin and Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Common Stock and Series B Preferred Stock held by MP CA Homes, LLC, over which they may be deemed to have shared voting and dispositive power.  Please see footnote 3 below.

(3)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 267,829 shares of Series B Preferred Stock ("Junior Preferred Stock") and 126,400,000 shares of Common Stock, with respect to which it has shared dispositive and voting power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Junior Preferred Stock, together with the Common Stock held by MatlinPatterson, currently represent 49% of the total voting power of the Shares of the Company.  The Junior Preferred Stock will vote with the Common Stock on an as-converted basis provided that the votes attributable to shares of Junior Preferred Stock held by MatlinPatterson, together with votes attributable to shares of Common Stock held by MatlinPatterson, cannot exceed 49% of the total voting power of the voting power of the Shares of the Company.  The Junior Preferred Stock is initially convertible into up to 87,812,786 shares of Common Stock; however, MatlinPatterson is not entitled to convert the Junior Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company.  Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Stock will receive the amount payable if the Junior Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution.  For such purposes, the as-converted number for the Junior Preferred Stock would be 87,812,786 shares of Common Stock, which, together with the 126,400,000 shares of Common Stock held by the Investor, equals approximately 58.5% of the outstanding Common Stock of the Company as of March 12, 2014.

(4)
BlackRock, Inc. beneficially owns 18,278,172 shares of Common Stock, over which it has sole voting power for 17,754,281 of these shares, no shared voting power, sole dispositive power for 18,278,172 of these shares and no shared dispositive power.  BalckRock’s address is 40 East 52nd Street, New York, NY 10022.  This information is based on a Schedule 13G/A filed on January 30, 2014.

(5)
Wellington Management Company, LLP beneficially owns 17,918,332 shares of Common Stock, over which it has no sole voting power, shared voting power for 12,045,253 of these shares, no sole dispositive power and shared dispositive power for 17,918,332 of these shares.  Wellington Management Company, LLP’s address is 280 Congress Street, Boston, MA 02210. This information is based on a Schedule 13G/A filed on February 14, 2014.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2014 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 ("Rule 14a-8") must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before November 28, 2014.  The Board of Directors will review proposals from eligible stockholders if they are received by November 28, 2014 and will determine whether such proposals will be included in the Company’s 2015 proxy solicitation materials.  Under Rule 14a-8 a stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2015 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.

If a stockholder desires to have a proposal presented or nominate a director candidate at the Company’s 2015 annual meeting of stockholders and the proposal is not intended to be included in the Company’s 2015 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices by February 6, 2015.  All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder director nominations, reference is made to the information included under the caption "Information Concerning the Board of Directors -- Director Identification, Qualification and Nominating Procedures" in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2013, were filed on a timely basis, except that Doug Jacobs, one of the Company’s directors, inadvertently failed to file a Form 4 with respect to his purchase from a trust established for the benefit of one of his children of 12,125 shares on January 1, 2013 and the gift of 6,800 shares to another trust established for the benefit of one of his children on November 27, 2013.  These transactions were reported on a Form 5 filed on February 12, 2014.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K.  The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2013 (without the exhibits thereto) and/or a copy of any exhibits to its 2013 Form 10-K upon the written or oral request of any stockholder or beneficial owner of its Common Stock. Requests should be directed to the below address.

John P. Babel
Corporate Secretary
Standard Pacific Corp.
15360 Barranca Parkway
Irvine, California 92618
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2014

The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at www.proxyvote.com.

FORWARD-LOOKING STATEMENTS

This proxy statement contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the anticipated actions and effects of our compensation structure and programs, the duration of the sufficiency of the shares under the 2014 Omnibus Incentive Compensation Plan (if approved by stockholders) and the factors that might impact the duration of the sufficiency of such shares.  Standard Pacific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect Standard Pacific’s business, particularly those mentioned under the heading "Risk Factors" in Standard Pacific’s Annual Report on Form 10-K, and in the periodic reports that Standard Pacific files with the SEC on Form 10-Q and Form 8-K.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

APPENDIX A

STANDARD PACIFIC CORP.
2014 OMNIBUS INCENTIVE COMPENSATION PLAN

1. Establishment, Purpose

Standard Pacific Corp., a Delaware corporation, (the “Company”) hereby establishes the Standard Pacific Corp. 2014 Omnibus Incentive Compensation Plan (the “Plan”).  The Plan replaces the Standard Pacific. Corp. 2008 Equity Incentive Plan, which was most recently amended and restated effective May 18, 2011 (the “2008 Plan”), and all Prior Plans.  The 2008 Plan and all Prior Plans shall remain in effect until all awards granted under such plans have been exercised, forfeited, or canceled or have otherwise expired or terminated, but no awards will be made pursuant to the 2008 Plan or any Prior Plan on or after the Effective Date.

The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward Nonemployee Directors, officers, employees and Service Providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. To further those objectives, the Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, Stock Grants and Stock Units, Performance Shares and Performance Units, and Performance Cash. The Plan permits the Committee to grant Awards that are intended to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. At the same time, the Plan permits the Committee, in the exercise of its discretion, to make Awards that do not qualify for the “performance-based compensation” exception.

2. Definitions

Capitalized terms used in this Plan and not otherwise defined have the meanings set forth in Section 27.

3. Eligibility

Any person who is a current or prospective Service Provider, Nonemployee Director, officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder; provided, however, that a prospective Service Provider, Nonemployee Director, officer or employee may not be granted an Award until such person has become a Service Provider, Nonemployee Director, officer or employee of the Company or a Subsidiary.

4. Effective Date and Termination of Plan

The Plan will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”) and the authorization to grant new Awards under the Plan will expire on the tenth (10th) anniversary of the Effective Date. As provided in Section 19, the termination of the authorization to grant new Awards shall not affect Awards granted prior to such termination date, or the rights and obligations of the Participants and the Company arising under any such Awards.  The Plan will terminate thereafter at such time that all Awards have expired, terminated, have  been exercised, or have been paid in full in accordance with the terms of the Plan and the applicable Award Agreement.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares reserved and available for delivery in connection with Awards pursuant to this Plan is 55,000,000.  The aggregate number of Shares for delivery under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares delivered pursuant to Awards under this Plan may be Shares that are authorized and unissued or treasury shares, including Shares purchased in the open market.

(b) Delivery of Shares. The following rules shall apply for purposes of determining the total number of Shares available for delivery under the Plan:

(i) Shares that are the subject of an Award made under this Plan shall reduce the number of Shares available for future delivery under this Plan on a one-for-one basis; provided, however, that if any Award terminates, expires, or lapses for any reason, the number of Shares subject to such Award but not delivered shall again be available under this Plan.

(ii) If any Award is settled in cash (which means that Shares are not delivered in connection with the Award), the Shares used to measure the value of the Award, if any, shall not reduce the number of Shares available for delivery under the Plan.

(iii) The exercise of a stock-settled Stock Appreciation Right or broker-assisted “cashless” exercise of an Option (or a portion thereof) shall reduce the number of Shares available for delivery by the entire number of Shares subject to the Stock Appreciation Right or Option (or applicable portion thereof), even though a smaller number of Shares may be delivered upon such an exercise.

(iv) Dividend equivalents credited in Shares shall reduce the number of Shares available for delivery by the number of Shares delivered in settlement of such dividend equivalents.

(v) Shares tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award shall not again become Shares available for delivery under the Plan.  Moreover, Shares purchased on the open market with cash proceeds generated by the exercise of an Option shall not increase or replenish the number of Shares available for delivery under the Plan.

(vi) When applying this Section 5(b) to Incentive Stock Options, if the provisions of this section are inconsistent with the requirements of Section 422 of the Code, Section 422 of the Code shall control.

(vii) The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of Shares that are available for grant under the Plan.

(c) Annual Limitation on Awards. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of Shares subject to Awards granted under this Plan during any one calendar year to any one Participant shall not exceed 3,000,000 (subject to adjustment pursuant to Section 12), but which number shall not count any Tandem SARs. The maximum aggregate number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed the numeric limit set forth in Section 5(a), which number shall be calculated and adjusted pursuant to Section 12. The maximum value of cash-denominated Awards (Performance Units denominated in cash and Performance Cash Awards) granted under this Plan during any one calendar year to any Participant shall not exceed $10,000,000.  If the performance period is less than or exceeds one year, the share and dollar limitations expressed in the preceding sentences shall be reduced or increased proportionally, as the case may be.  For example, if the performance period is three (3) years the limit shall be increased by multiplying it by three (3).

(d) Annual Limitation on Director Awards. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 250,000 (subject to adjustment pursuant to Section 12), but which number shall not count any Tandem SARs; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of Shares subject to Awards granted to the Participant shall not exceed 500,000 (subject to adjustment pursuant to Section 12), but which number shall not include any Tandem SARs.  In the case of a Nonemployee Director, additional limits shall apply such that the maximum grant-date fair value of Share denominated Awards granted in any calendar year during any part of which the Nonemployee Director is then eligible under the Plan shall be $300,000, except that such limits for a Nonemployee Director Chairman of the Board or Lead Director shall be $750,000.

6. Options

(a) Option Awards. Subject to the other provisions of this Plan, Options may be granted at any time and from time to time to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to any Option until said Shares have been delivered. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Committee will establish the exercise price per Share under each Option, which in no event will be less than the Fair Market Value of one Share of stock on the date of grant. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Committee.  The Committee may permit payment of the exercise price through any net-exercise arrangement, any broker-assisted “cashless” exercise arrangement, the withholding of Shares otherwise deliverable upon exercise, or the delivery of previously owned Shares.

(c) Provisions Applicable to Options. The date on which Options become exercisable shall be determined in the sole discretion of the Committee and shall be set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. Any such adjustment shall be made in a manner that complies with the requirements of Section 409A of the Code.

(d) Term of Options and Termination of Employment. The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon a Termination of Employment, the Participant’s right to exercise an Option then held shall be only as follows, unless the Committee specifies otherwise (more restrictive terms, if any, shall be specified in the applicable Award Agreement):

(i) Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary until the earlier of (A) the expiration date of such Option; or (B) the one year anniversary of the Participant’s date of death. Any and all of the deceased Participant’s Options that are not exercised during the one year period commencing on the date of death shall terminate as of the end of such one year period.

If a Participant dies within thirty (30) days after his or her Termination of Employment with the Company and its Subsidiaries, all of the Participant’s Options shall be exercisable by his or her estate, heir or beneficiary until the earlier of (A) the expiration date of such Option; or (B) the one year anniversary of the Participant’s Termination of Employment, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such Termination of Employment. Any and all of the deceased Participant’s Options that are not exercised during the one year period commencing on the date of the Participant’s Termination of Employment shall terminate as of the end of such one year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(ii) Total and Permanent Disablement. Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable until the earlier of (A) the expiration date of such Option; or (B) the one year anniversary of the Participant’s Termination of Employment as a result of Total and Permanent Disablement. Any and all Options that are not exercised during the one year period commencing on the date of the Participant’s Termination of Employment as a result of Total and Permanent Disablement shall terminate as of the end of such one year period.

(iii) Other Reasons. Unless otherwise determined by the Committee, upon the date of a Termination of Employment for any reason other than those stated above in Sections 6(e)(i) and 6(e)(ii) or as described in Section 15, (A) to the extent that any Option is not exercisable as of the date of such Termination of

Employment, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of the date of such Termination of Employment, such portion of the Option shall expire on the earlier of (1) ninety (90) days following such date; or (2) the expiration date of such Option.

(e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, the following additional rules shall apply in the case of the grant of an Incentive Stock Option: (i) Incentive Stock Options shall only be granted to Participants who are employees; (ii) if, as of the date of grant, the Participant owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant; (iii) Termination of Employment will occur when the person to whom an Incentive Stock Option was granted ceases to be an employee of the Company and its Subsidiaries; and (iv) except in the case of death or Total and Permanent Disablement, during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.  Notwithstanding anything in this Section 6  to the contrary, Incentive Stock Options that are not eligible for treatment under the Code as Incentive Stock Options (in which case they will be deemed to be Nonqualified Stock Options) for any reason, including to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options (together with any other incentive stock options granted by the Company or any Subsidiary) are exercisable for the first time by the Participant during any calendar year exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options are not exercised within three (3) months after Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

(a) Stock Appreciation Rights Awards. Subject to the provisions of the Plan, Stock Appreciation Rights may be granted at any time and from time to time to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to any Stock Appreciation Right until said Shares have been delivered. Each Stock Appreciation Right shall be evidenced by an Award Agreement. Stock Appreciation Rights may be granted either in tandem with or as a component of other Awards granted under the Plan (“Tandem SARs”) or independent from any other Awards (“Freestanding SARs”). Stock Appreciation Rights granted pursuant to the Plan need not be identical but each Stock Appreciation Right must contain and be subject to the terms and conditions set forth below.

(b) Price. The Committee will establish the base price per Share under each Stock Appreciation Right, which in no event will be less than the Fair Market Value of one Share of stock on the date of grant.

(c) Provisions Applicable to SARs. The date on which any Stock Appreciation Right become exercisable shall be determined in the sole discretion of the Committee and shall be set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of a Stock Appreciation Right shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.  Any such adjustment shall be made in a manner that complies with the requirements of Section 409A of the Code.

(d) Term of Stock Appreciation Rights and Termination of Employment. The Committee shall establish the term of each Stock Appreciation Right, which in no case shall exceed a period of seven (7) years from the date of grant. Unless a Stock Appreciation Right earlier expires upon the expiration date established pursuant to the foregoing sentence, upon a Termination of Employment, the Participant’s right to exercise a Stock Appreciation Right then held shall be only as follows, unless the Committee specifies otherwise (more restrictive terms shall be specified in the applicable Award Agreement):

(i) Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Stock Appreciation Rights then held shall be exercisable by his or her estate, heir or beneficiary until the earlier of (A) the expiration date such Stock

Appreciation Right; or (B) the one year anniversary of the Participant’s date of death. Any and all of the deceased Participant’s Stock Appreciation Rights that are not exercised during the one year period commencing on the date of death shall terminate as of the end of such one year period.

If a Participant should die within thirty (30) days after his or her Termination of Employment with the Company and its Subsidiaries, all of the Participant’s Stock Appreciation Rights shall be exercisable by his or her estate, heir or beneficiary until the earlier of (A) the expiration date of such Stock Appreciation Right; or (B) the one year anniversary of the Participant’s Termination of Employment, but only to the extent of the number of Shares as to which such Stock Appreciation Right was exercisable as of the date of such Termination of Employment. Any and all of the deceased Participant’s Stock Appreciation Rights that are not exercised during the one year period commencing on the date of the Participant’s Termination of Employment shall terminate as of the end of such one year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

(ii) Total and Permanent Disablement. Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Stock Appreciation Rights then held shall be exercisable until the earlier of (A) the expiration date of such Stock Appreciation Right; or (B) the one year anniversary of the Participant’s Termination of Employment as a result of Total and Permanent Disablement. Any and all Stock Appreciation Rights that are not exercised during the one year period commencing on the date of the Participant’s Termination of Employment as a result of Total and Permanent Disablement shall terminate as of the end of such one year period.

(iii) Other Reasons. Unless otherwise determined by the Committee, upon the date of a Termination of Employment for any reason other than those stated above in Sections 7(e)(i) and 7(e)(ii)  or as described in Section 15, (A) to the extent that any Stock Appreciation Right is not exercisable as of the date of such Termination of Employment, such portion of the Stock Appreciation Right shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Stock Appreciation Right is exercisable as of the date of such Termination of Employment, such portion of the Stock Appreciation Right shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Stock Appreciation Right.

8. Restricted Stock, Restricted Stock Units, Stock Grants, and Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Subject to the provisions of the Plan, Restricted Stock and Restricted Stock Units may be granted at any time and from time to time to Participants as determined by the Committee.  Restricted Stock shall be subject to such vesting and/or restrictions on transferability and such other restrictions as the Committee may impose, including continued employment or the satisfaction of performance criteria. A Restricted Stock Unit Award grants the Participant the right to receive Shares (or an equivalent cash payment) subject to such vesting and/or restrictions on transferability and such other restrictions as the Committee may impose, including continued employment or the satisfaction of performance criteria.  Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement.  To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding: (i) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award or a formula for determining such number; (ii) the purchase price of the Shares, if any, and the means of payment; (iii) the performance criteria, if any, that apply to the Award; (iv) such terms and conditions on the grant, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units and the delivery of Shares or cash in connection with such Awards as may be determined from time to time by the Committee; (v) the term of the performance period or vesting period, if any, that applies to the Award; and (vi) the restrictions on the transferability that apply to the Award.

(c) Vesting and Performance Criteria. The grant, retention, vesting and/or settlement of Restricted Stock and Restricted Stock Unit Awards will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include performance criteria. Other than with respect to

Restricted Stock and Restricted Stock Unit Awards to Nonemployee Directors, (i) the minimum restricted/performance period for Restricted Stock and Restricted Stock Unit Awards subject to performance-based restrictions shall not be less than twelve (12) months; and (ii) the minimum restricted period for Restricted Stock and Restricted Stock Unit Awards subject to continued employment and/or other time-based restrictions shall not be less than thirty-six (36) months, but the applicable restrictions may be subject to pro-rata vesting over such period (e.g., one-third per year), as determined by the Committee. The Committee may, in its discretion, provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or Total and Permanent Disablement, in connection with a Change in Control or other special circumstances.

(d) Voting Rights. Unless otherwise determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.

(e) Dividends and Distributions. An Award of Restricted Stock shall entitle the Participant to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. In the Award Agreement, the Committee also will determine whether any such dividends or distributions will be automatically reinvested in additional Shares of Restricted Stock and subject to the same restrictions on transferability and/or risk of forfeiture as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash or credited in deferred cash subject to substantially the same risk of forfeiture and/or restrictions on transferability as the Restricted Stock. Shares underlying Restricted Stock Units shall be entitled to dividend equivalents only to the extent provided by the Committee in the Award Agreement.  In no event may a dividend or dividend equivalent awarded in connection with a Restricted Stock or Restricted Stock Unit that vests based on the achievement of performance criteria be paid unless and until such Restricted Stock or Restricted Stock Unit Award vests or is earned by satisfaction of the applicable performance criteria.  Any dividends, dividend equivalents or other distributions to which a Participant may be entitled pursuant to this section shall be payable in accordance with the related Award Agreement, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividends, dividend equivalents or other distributions.

(f) Stock Grants. Subject to the provisions of the Plan, Stock Grant Awards may be granted at any time and from time to time to Participants as determined by the Committee.  A Stock Grant Award grants a Participant the right to receive (or purchase at a price determined by the Committee) Shares of stock free of any vesting restrictions. All Stock Grant Awards shall be evidenced by an Award Agreement that shall specify the number of Shares granted and such other provisions as the Committee shall determine. The purchase price, if any, for a Stock Grant Award shall be payable in cash or in any other form of consideration acceptable to the Committee.  A Stock Grant Award may be granted in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.

(g) Stock Units. Subject to the provisions of the Plan, Stock Unit Awards may be granted at any time and from time to time to Participants as determined by the Committee. A Stock Unit Award grants a Participant the right to receive Shares, or a cash payment equal to the Fair Market Value of a designated number of Shares, in the future, free of any vesting restrictions.  All Stock Unit Awards shall be evidenced by an Award Agreement that shall specify the number of Shares to which the Award relates, whether the Award will be paid in Shares, or cash, and such other provisions as the Committee shall determine.  A Stock Unit Award may be granted in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.

9. Performance Share, Performance Unit, and Performance Cash Awards

(a) Performance Share and Performance Unit Awards. Subject to the provisions of the Plan, Performance Shares and Performance Unit Awards may be granted at any time and from time to time to Participants as determined by the Committee.  The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.  A Performance Share Award shall entitle the Participant to receive a payment in Shares depending on the satisfaction of one or more performance criteria for a particular performance period, together with any service-based vesting, as determined by the Committee. A Performance Unit Award shall entitle the Participant to receive a payment in cash depending on the satisfaction of one or more performance criteria for a particular performance period, together with any service-based vesting, as determined by the Committee.  For clarity, Shares will be delivered to the Participant in connection with Performance Shares only at or after the time of satisfaction of the performance criteria or any vesting conditions extending thereafter, as determined by the Committee.  Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement.  Performance Shares and Performance Units granted pursuant to the Plan need not be identical but each grant of Performance Shares and Performance Units must contain and be subject to the terms and conditions set forth in Section 9(c).

(b) Performance Cash Awards. Subject to the provisions of the Plan, Performance Cash Awards may be granted at any time and from time to time to Participants as determined by the Committee.  A Performance Cash Award shall entitle the Participant to receive a cash payment depending on the satisfaction of one or more performance criteria for a particular performance period as determined by the Committee. Each grant of Performance Cash shall be evidenced by an Award Agreement.  Performance Cash Awards granted pursuant to the Plan need not be identical but each grant of Performance Cash must contain and be subject to the terms and conditions set forth in Section 9(c).

(c) Contents of Agreement. Each Award Agreement relating to an Award under this Section 9 shall contain provisions regarding: (i) the number of Performance Shares or Performance Units subject to such Award or a formula for determining such number or, in the case of a Performance Cash Award, the amount of cash payable pursuant to the award or a formula for determining the amount of the payment; (ii) the purchase price of the Shares, if any, and the means of payment; (iii) the performance criteria that apply to the Award; (iv) such terms and conditions on the grant, vesting and/or forfeiture of the Performance Shares, Performance Units, or Performance Cash or delivery of Shares or cash thereunder as may be determined from time to time by the Committee; (v) the term of the performance period that applies to the Award; and (vi) the restrictions on the transferability that apply to the Award.  Unless otherwise provided in the Award Agreement, the performance period for Performance Shares and Performance Units settled in Shares shall not be less than twelve (12) months and the minimum performance period for Performance Cash and Performance Units settled in cash shall not be less than one calendar quarter.

(d) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target, maximum, or other amount payable under a Performance Share, Performance Unit, or Performance Cash Award, which criteria may be based on financial performance, personal performance evaluations, and/or any other performance criteria the Committee deems appropriate.

(e) Timing and Form of Payment. Unless otherwise provided in the Award Agreement, payment for vested Performance Shares, Performance Units, and Performance Cash Awards shall be made in a single lump sum on or before March 15 of the calendar year following the calendar year in which the performance period applicable to such Award ends.

(f) Dividends and Distributions. Shares underlying Performance Share and Performance Unit Awards shall be entitled to dividend equivalents only to the extent provided by the Committee in the Award Agreement.  In the Award Agreement, the Committee also will specify whether such dividend equivalents will be automatically reinvested in additional Shares or Awards or whether such amounts will be credited in cash.  In no event may a dividend equivalent awarded in connection with a Performance Share or Performance Unit be paid unless and until such Performance Share or Performance Unit Award is earned by satisfaction of the applicable performance criteria.  Any dividend equivalents or other distributions to which a Participant may be entitled pursuant to this section shall be payable in accordance with the related Award Agreement, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents.

10. Deferral of Awards Permitted; Loans and Reloads

(a) Deferral of Awards. The Award Agreement for any Award may allow the Participant to defer receipt of any compensation attributable to the Award pursuant to terms and conditions established by the Committee from time to time. Any Award deferred pursuant to this Section 10 shall be deferred in accordance with the requirements of Section 409A of the Code.

(b) No Personal Loans or Reloads.  No term of an Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Award.  No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or Stock Appreciation Right or otherwise as a term of an Award.

11. Conditions and Restrictions Upon Securities Subject to Awards; Clawback

(a) Restrictions. The Committee may provide that the Shares delivered upon exercise of an Option or Stock Appreciation Right or otherwise subject to or delivered under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify in the Award Agreement, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares delivered upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. In addition, without limiting the foregoing, the Committee may specify, at any time, restrictions on Shares delivered in connection with Awards that address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares delivered under an Award in order to promote securities law compliance and good corporate governance, including without limitation: (i) restrictions under an insider trading policy or pursuant to applicable law; (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements; (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(b) Clawback.  Notwithstanding any provision of the Plan to the contrary, in an Award Agreement the Committee may include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with Company policy or applicable law in effect on the date of the Award Agreement, including, but not limited to, any final rules issued by the Securities and Exchange Commission and the NYSE pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate, subject to Section 19.  By accepting an Award, each Participant agrees to be bound by the terms of any such recapture or clawback provisions, subject to Section 19.

12. Adjustment of and Changes in the Stock; Replacement Awards

(a) Adjustments.  If any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding ordinary cash dividends), stock split or a combination or consolidation of the outstanding Shares into a lesser number of Shares, is declared with respect to the Shares, the authorization limits under Sections 5(a), 5(c), 5(d), and any similar numeric limit expressed in the Plan shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate exercise price under the Award (but with appropriate adjustment to the per-Share exercise price) and any performance condition applicable to the award based on per-Share performance likewise shall be appropriately adjusted. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under  Sections 5(a), 5(c), 5(d), and any similar numeric limit expressed in the Plan shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award and related terms such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate exercise price under the Award, together with appropriate adjustment to any performance condition applicable to the Award based on per-Share performance. Action by the Committee pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan;

(ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; (iv) performance conditions based on per-Share performance or otherwise affected by the event triggering the adjustment and (v) any other adjustments the Committee determines to be equitable.  Any adjustment pursuant to this Section 12 with respect to any Option or Stock Appreciation Right shall be made in accordance with Section 409A of the Code and, in the case of Incentive Stock Options, in accordance with Section 424(a) of the Code.  For clarity, except to the extent limited by specific terms of the Award Agreement, a Participant shall have a legal right to an equitable adjustment in the event of any “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) with regard to any Award under which the Participant has a legally binding right to future compensation.

(b) No Fractional Shares, Notice. No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share (unless another form of adjustment relating to fractional Shares is authorized by the Committee). The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(c) Replacement Awards.  In the event of any corporate transaction in which the Company or a Subsidiary acquires a corporate entity which, at the time of such transaction, maintains an equity compensation plan that has been approved by its stockholders (an “Acquired Plan”), the Committee may make Awards to assume, substitute or convert such outstanding awards to participants under such Acquired Plan in such manner as may be determined to be appropriate and equitable by the Committee.  Options or Stock Appreciation Rights granted pursuant to this section shall not be subject to the requirement that the exercise price of such Award not be less than the Fair Market Value of Stock on the date the Award is granted.  Shares used in connection with an Award granted in substitution for an award outstanding under an Acquired Plan under this section shall not be counted against the number of Shares of Stock reserved under this Plan under Section 5(a).  Any Shares authorized and available for delivery under the Acquired Plan shall, subject to adjustment as described in Section 12(a), be available for use in making Awards under this Plan with respect to persons eligible under such Acquired Plan, by virtue of the Company’s assumption of such Acquired Plan, consistent with Rule 303A.08 of the NYSE Listed Company Manual, as such Rule may be amended, replaced, or renumbered from time to time.

13. Qualifying Performance-Based Compensation

(a) General.  The purpose of this Section 13 is to allow the Committee, in its sole discretion, to make Performance-Based Awards to Covered Employees that will satisfy all of the requirements for “performance-based compensation” under Section 162(m) of the Code.  If the Committee determines that a particular Award to a Covered Employee should qualify as a Performance-Based Award, the Committee will indicate in the Award Agreement that the Award is intended to be a Performance-Based Award.  Unless the Award Agreement evidencing an Award to a Covered Employee specifically indicates that the Award is not intended to be a Performance-Based Award, the Award will be considered to be a Performance-Based Award and will be subject to all of the requirements of this Section 13.

This Section 13 shall apply only to Performance-Based Awards to Covered Employees and its provisions shall control over any contrary provisions contained in any other Section of this Plan or an Award Agreement.  The provisions of this Section 13 and any Award Agreement for a Performance-Based Award shall be interpreted in a manner consistent with the requirements for performance-based compensation under Section 162(m) of the Code.  If any provision of this Plan or any Award Agreement for a Performance-Based Award does not comply with or is inconsistent with the requirements for performance-based compensation under Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(b) Performance-Based Award Agreement. The terms of any Performance-Based Award shall be set forth in an Award Agreement. With respect to each Performance-Based Award Agreement, the Committee shall have full discretion (subject to applicable deadlines for acting under Section 162(m)) regarding (i) the length of the performance period, (ii) the type of Performance-Based Award to be granted, (iii) the Qualifying Performance

Criteria and level of achievement that shall determine the amount of payment, if any, and (iv) whether the Qualifying Performance Criteria shall apply to the Company as a whole or to a business unit, Subsidiary or one of more joint ventures, either individually, alternatively or in any combination, and measured either annually, cumulatively over a period of years or for any other measurement period, on an absolute basis or relative to a pre-established target, to previous periods’ results, to a designated comparison group or index or otherwise measured.

(c) Qualifying Performance Criteria. A Performance-Based Award to a Covered Employee shall provide for payment only upon the attainment of one or more pre-established, objective performance goals that are based upon Qualifying Performance Criteria.  The performance goals and the process by which they are established shall satisfy all the requirements of Section 162(m) of the Code.  By way of illustration, but not limitation, the following requirements must be satisfied: (i) at least one performance goal achievement of which shall be a condition for the earning of all amounts of compensation under the Performance-Based Awards shall be based solely on the Qualifying Performance Criteria, (ii) performance goals shall be considered pre-established only if the performance goal is established by the Committee, in writing, not later than ninety (90) days after the commencement of the performance period for such Award; provided that (A) the outcome must be substantially uncertain at the time the Committee establishes the performance goal; and (B) in no event may the Committee establish  a performance goal for any Performance-Based Award after 25% of the performance period for such Award has elapsed (i.e., in the case of a performance period of less than one year); (iii) a performance goal will be considered to be objective only if a third party having knowledge of the relevant facts could determine whether the performance goal has been met; and (iv) the performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee if the goal is attained.  For purposes of clause (iv), the formula will be considered to be objective only if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria: (i) revenue (including homebuilding and/or financial services revenue); (ii) cash balance or cash flow (including cash flow, before or after dividends, and cash from operations); (iii) returns (including return on equity, capital, inventory, assets; operating revenue; stockholder return); (iv) profit or earnings (including net income; operating income; pretax income; income from joint ventures and/or discontinued operations; earnings; earnings per share and earnings before any one or more of interest, taxes, depreciation, amortization, impairments and write-offs); (v) debt levels and leverage and liquidity (including borrowing capacity; liquidity criteria; interest coverage ratio; debt to capital; debt to equity or other leverage criteria); (vi) operating measures consisting of gross, operating or pretax margin; SG&A ratio; overhead or other cost reduction; orders; backlog; deliveries; inventory turnover, increase or reduction; completed and unsold inventory; homes under construction; speculative homes under construction; cancellation or order rates; revenue or deliveries per employee, homes under construction to backlog ratio; lot supply or land position; (vii) company fundamentals consisting of stock price; market capitalization; stockholders’ equity or book value per share; or economic value added; (viii) contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants); or (ix) other measures consisting of market share; customer service; customer or employee satisfaction; brand acceptance and recognition; product development, release or innovation; process development or improvement; and asset acquisitions or sales (including division acquisitions or sales). The Committee, in its discretion, within the time period prescribed by Section 162(m) and the applicable regulations may: (A) appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements; and (B) appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to include or exclude any of the following events that occurs during a performance period: (1) asset write-downs or impairments; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law or other such laws or provisions affecting reported results; (4) accruals for reorganization and restructuring programs; and (5) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.  The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code.

(d) Negative Discretion. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established performance goals.  Notwithstanding anything in this Plan to the contrary, the Committee may not make any adjustment or take any other action with respect to a Performance-Based Award that will increase the amount payable based on the level of achievement of the performance goal incorporating the Qualifying Performance Criteria under any such Award.  The Committee shall retain the sole discretion to reduce the amount payable pursuant to a Performance-Based Award downward or to otherwise reduce the amount payable with respect to any Performance-Based Award; provided, however, that with respect to an Award relating to Shares for which accounting expense would be measured at the initiation of the Award under FASB ASC Topic 718 (and not changed thereafter based on changes in per-Share value or per-Award fair value), no negative discretion will be preserved after grant unless the Committee has explicitly retained such negative discretion at the time of grant.

(e) Certification. Prior to payment or settlement (or any vesting triggering taxable income to the Participant) of any Performance-Based Awards the Committee shall certify, in writing, the extent to which any pre-established performance goals, Qualifying Performance Criteria, and any other material terms and conditions have been satisfied, and the amount payable as a result thereof.

14. Transferability

No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and except in the case of Total and Permanent Disablement, each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Committee, a Participant may transfer an Award to any “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of the Participant or such family members and to partnerships in which the Participant or such family members and/or trusts are the only partners; provided that: (i) as a condition thereof, the transferor and the transferee must execute a written transfer agreement containing such terms as specified by the Committee; and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8.  Except to the extent specified otherwise in the transfer agreement, all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and, except as otherwise required by the Code or other applicable law, the responsibility to pay any taxes in connection with an Award shall remain with the Participant notwithstanding any transfer other than by will or intestate succession.

Notwithstanding anything herein to the contrary, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

15. Impact of Change in Control

The Committee may provide, either at the time an Award is granted or thereafter (subject to Section 19), that a Change in Control shall have such effect as specified by the Committee, or no effect, as the Committee in its discretion may provide. Without limiting the foregoing, the Committee may but need not provide, either at the time an Award is granted or thereafter (subject to Section 19), that if a Change in Control occurs, then effective as of a date selected by the Committee, the Committee (which for purposes of the Changes in Control described in clauses

(i), (ii) and (iii) of the definition of Change in Control shall be the Compensation Committee of the Board as constituted prior to the occurrence of such Change in Control) acting in its discretion without the consent or approval of any Participant, may effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Awards (which alternatives may be conditional on the occurrence of such of the Changes in Control specified above and which may vary among individual Participants):

(i) in the case of a Change in Control specified in clause (iii) of the definition of Change in Control, accelerate the time at which Options or Stock Appreciation Rights then outstanding may vest or be exercised in full for a limited period of time on or before a specified date (which will permit the Participant to participate with the common stock received upon exercise of such Option or Stock Appreciation Right in the event of such Change in Control) fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate,

(ii) accelerate the time at which Options or Stock Appreciation Rights then outstanding may vest or be exercised so that such Options or Stock Appreciation Rights may be exercised in full for their then remaining term (or such shorter period as determined by the Committee),

(iii) accelerate the vesting of Restricted Stock Awards or Restricted Stock Units,

(iv) accelerate the vesting of Performance Shares or Performance Units, or

(v) require the mandatory surrender to the Company of outstanding Options or Stock Appreciation Rights or unvested Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units held by such Participant (irrespective of whether such Awards are then exercisable under the provisions of this Plan) as of a date, before or not later than sixty (60) days after such Change in Control, specified by the Committee, and in such event the Committee shall thereupon cancel such Options and Stock Appreciation Rights and unvested Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Unit Awards, and the Company shall pay to each Participant an amount of cash equal to the excess of the fair market value of the aggregate Shares subject to such Option or Stock Appreciation Right over the aggregate Option or Stock Appreciation Right exercise price of such Shares or the fair market value of the aggregate unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units as applicable.

The Committee shall not select an alternative (unless consented to by the Participant) pursuant to this Section 15 that would result in the Participant’s owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Committee shall take such action, which is hereby authorized, to put such Participant in as close to the same position as such Participant would have been in had the selected alternative been made but without resulting in any payment by such Participant pursuant to Section 16(b) of the Exchange Act.  Notwithstanding the foregoing, with the consent of the Participant, the Committee may in lieu of the foregoing make such provision with respect of any Change in Control as it deems appropriate.

If the Committee, in the exercise of its discretion, determines that the acceleration of payment of any Awards as described in this Section 15 would violate the requirements of Section 409A of the Code, the payment described in Section 15(v) will be deferred and will be paid in accordance with the provisions of the applicable Award Agreement.  The Committee then, prior to such Change in Control, shall take such action as it in good faith determines to be necessary to insure that there will be no material impairment to either the value of the Award to the Participant or the Participant’s opportunity for future appreciation in respect of such Award.

16. Compliance with Laws and Regulations

This Plan, the grant, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the

Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or delivery and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue, deliver or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued or delivered and/or transferable under any other Award unless a registration statement with respect to the Company’s offer or sale of the Shares underlying such Option or other Award is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy or customary business practices. The Committee may also impose conditions on the grant, exercise, vesting, settlement or retention of Awards or Shares delivered in connection therewith in order to comply with such foreign law or customary business practices and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, the Company shall have the power to withhold or to require a Participant to remit to the Company, the minimum amount necessary to satisfy federal, state, and local withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares delivered under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code, or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten (10) days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election; provided, however, that no such election may be filed with regard to an Award subject to Section 13 without the consent of the Committee. The Company and its Subsidiaries shall not be required to deliver Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. To the extent permissible under applicable tax, securities, and other laws, the Committee, in its sole discretion, may provide for or permit the Participant’s withholding obligation to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be delivered to the Participant upon exercise of the Option or Stock Appreciation Right or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee or, in the absence of a Committee, the Board itself.  Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance-Based Award to fail to qualify for treatment as performance-based compensation under Section 162(m) of the Code or result in a related person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. As permitted by law and the rules of the NYSE (or rules of any other exchange upon which the Shares are then traded), the Committee may by resolution delegate any authority granted to it pursuant to the Plan.  Any such delegation shall be subject to such restrictions or limitations as may be imposed by the Committee and in no event shall such delegated authority authorize grants of Awards to directors or executive officers of the Company. All references in the Plan to “Committee” shall be to the Committee or the Board, as applicable.

(b) Powers of the Committee. Subject to the express provisions of this Plan, applicable law, and applicable NYSE regulations, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control) or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee may, through an amendment to an Award Agreement and in its sole and absolute discretion, waive or amend the operation of any Plan provision (subject to Section 19) respecting the exercise of an Award after termination of employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award (including, without limitation, an amendment to an Award Agreement that extends the exercise period of the Award).  The Committee may also: (A) accelerate the date on which any Award granted under the Plan becomes exercisable; or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances, except as limited by Section 13.

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

19. Alteration and Discontinuance of the Plan or Awards; Prohibition on Repricing

The Board may at any time and from time to time, amend, alter or discontinue this Plan and the Committee may amend, alter or discontinue any Award Agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment, alteration, or discontinuance shall, without the approval of the stockholders of the Company: (i) increase the maximum number of Shares which may be delivered in connection with Awards pursuant to Section 5(a); (ii) reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section  6(b) or Section 7(b), as applicable; (iii) result in a Repricing; (iv) extend the term of this Plan or the exercise period of an Option or Stock Appreciation Right beyond ten (10) years from the date of grant; (v) change the class of persons eligible to be Participants; (vi) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NYSE (or rules of any other exchange upon which the Shares are then traded); (vii) increase the individual maximum limits in Sections 5(c) and 5(d); or (viii) expand the types of Awards available for grant under the Plan.  The Committee may amend, alter or discontinue the Plan if and to the extent it is so authorized under the Committee’s Charter, provided that any such action shall be subject to stockholder approval and other requirements to the same extent as would apply to a like action taken by the Board.

The foregoing notwithstanding, no amendment, alteration, or discontinuance of the Plan or any Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if: (i) the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard; (ii) the change is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation the provisions of Sections 162(m) or 409A of the Code); (iii) the change does not adversely affect in any material way the rights of the holder; or (iv) the change is made pursuant to an adjustment as provided in Section 12.  A change that alters the timing of taxation of a participant in respect of an Award but does not result in a tax penalty shall not be deemed a material or adverse change.

20. No Liability of Committee or Company

The Committee and Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, stock options or cash incentive awards otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Committee with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Committee’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Committee’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator shall be selected by those members of the Board who are neither members of the Committee nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Section 4 and Section 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

26. Section 409A of the Code

(a) General. With respect to an Award that is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply with, or be exempt from, the requirements of Section 409A of the Code.  With respect to such Awards, the provisions of this Plan and the related Award Agreements shall be interpreted and administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury.  Notwithstanding anything in this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to this Plan and the related Award Agreements, or adopt other policies and procedures that the Committee determines necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

(b) Payments to Specified Employees. Notwithstanding anything in the Plan or any Award Agreement to the contrary, in the event that a Participant is identified as a “specified employee” (as such term is defined in Section 409A of the Code) as of the date of such Participant’s Termination of Employment (defined as a Separation from Service below), any Awards subject to Section 409A of the Code and payable upon the Participant’s Termination of Employment, shall be paid on the first business day of the seventh month following the Participant’s Termination of Employment, or if earlier, the date of the Participant’s death.

27. Definitions

(a) “2008 Plan” means the Standard Pacific Corp. 2008 Equity Incentive Plan, as amended and restated effective May 18, 2011.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Grant, Stock Unit, Performance Share, Performance Unit, or Performance Cash Award granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance-Based Award.

(c) “Award Agreement” means any written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by the Company (or an authorized representative of the Company) and, if requested by the Company, by the Participant, certificates, notices, programs, acknowledgements, award letters, electronic agreement, or any similar instrument as approved by the Committee.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means any one of the following events occurring after the Effective Date:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons acting in concert (other than the Company or any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock) acquires voting stock (as defined below) of the Company and thereafter is the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of directors (“ voting stock ”);

(ii) during any period subsequent to the Effective Date, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board (“beginning directors”) or those persons who are nominated as new directors by a majority of the beginning directors together with their successors who previously have been so nominated;

(iii) there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (meaning assets representing fifty percent (50%) or more of the net tangible assets of the Company or generating fifty percent (50%) or more of the Company’s operating cash flow, in each case measured over the Company’s last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which would result in the voting stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than seventy percent (70%) of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company and the completion thereafter of a substantial step in implementing such plan or proposal;

(v) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act as in effect on the date hereof; or

(vi) any other event specified by the Committee, regardless of whether at the time an Award is granted or thereafter.

The Award Agreement for any Award may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Agreement.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(g) “Committee” means the Compensation Committee of the Board, the organization and governance of which is set forth in the Charter of the Compensation Committee (as such Charter may be amended from time to time.). No action of the Committee shall be deemed void or beyond the authority of the Committee solely because a member of the Committee at the time such act was authorized or approved failed to meet a qualification requirement for service on the Committee.

(h) “Covered Employee” means, for a given tax year of the Company, an employee who is deemed by the Committee likely to be a “covered employee” as defined by Section 162(m) of the Code.

(i) “Effective Date” has the meaning set forth in Section 4.

(j) “Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold as reported by a recognized reporting service reporting transactions in NYSE listed securities, if no Shares are traded as reported by such service on the date in question, then for the next preceding date for which Shares were traded as reported by such service or, if the Shares are at any time no longer listed on the NYSE, the closing price per share at which the Shares are sold as reported for such other exchange, listing, quotation or similar service, or, if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Committee may determine.

(k) “Freestanding SAR” means a Stock Appreciation Right that is granted independently of any other Award.

(l) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. (subject to Section 6(f)).

(m) “Nonemployee Director” means each person who is a member of the Board and who is not an employee of the Company or any Subsidiary.

(n) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (subject to Section 6(f)).

(o) “NYSE” means the New York Stock Exchange.

(p) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(q) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(r) “Performance-Based Award” means an Award granted to a Covered Employee, the grant, retention, vesting or settlement of which is intended to satisfy the requirements of the performance-based compensation exception to the limitations imposed by Section 162(m) of the Code on the tax deductibility of compensation payable to certain employees.

(s) “Performance Cash” means a right granted to a Participant pursuant to Section 9.

(t)  “Performance Share” means Shares granted to a Participant pursuant to Section 9.

(u) “Performance Unit” means an Award granted to a Participant pursuant to Section 9 pursuant to which Shares or cash in lieu thereof may be delivered in the future.

(v) “Plan” means this Standard Pacific Corp. 2014 Equity Incentive Plan.

(w) “Prior Plan” means the 2008 Plan and any other similar Plan adopted by the Company at any time in the past, which has not yet lapsed or expired.

(x) “Qualifying Performance Criteria” has the meaning set forth in Section 13(c).

(y) “Repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price or base price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR (or option or stock appreciation right granted under another plan to be replaced by an Award) at a time when its strike price is equal to or greater than the fair market value of the underlying Shares, in exchange or substitution for another Option, SAR, other Award, other equity, or cash or other property, unless the cancellation and exchange or substitution occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, other Award or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant.  For clarity, an adjustment to an award under Section 12 will not be deemed a Repricing."

(z) “Restricted Stock” means Shares granted to a Participant pursuant at or shortly after the grant date of the Award pursuant to Section 8.

(aa) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8.

(bb) “Service Provider” means any natural person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary; provided, however, that a Service Provider may become a Participant in the Plan only if the Service Provider provides bona fide services to the Company and such services are not provided in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities.

(cc) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(dd) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(ee) “Stock Grant” means Shares granted to a Participant pursuant to Section 8.

(ff) “Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be delivered in the future.

(gg) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(hh) “Tandem SAR” means a SAR that is granted in connection with another Award.

(ii) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other Service Provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant: (i) the Committee may determine, subject to Section 6(e), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment; (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment; (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee; and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other Service Provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Committee’s decision shall be final and binding. Notwithstanding the foregoing, in the context of an Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Employment” means “Separation from Service” (as such term is defined in the regulations issued pursuant to Section 409A of the Code).

(jj) “Total and Permanent Disablement” has the meaning specified by the Committee in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination of the Committee as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

STANDARD PACIFIC CORP.
January 29, 2014	By: /s/ John P. Babel
Dated
John P. Babel
Secretary

STANDARD PACIFIC CORP.
ATTN: MICHELLE VARELA
15360 BARRANCA PARKWAY
IRVINE, CA 92618

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Bruce A. Choate 02 Ronald R. Foell 03 Douglas C. Jacobs 04 David J. Matlin 05 John R. Peshkin
06 Peter Schoels 07 Scott D. Stowell

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		1 year	2 years	3 years	Abstain
5	Advisory vote on the frequency of holding future "Say on Pay" advisory votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000199585_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/Annual Report/10K Wrap is/are available at www.proxyvote.com .

STANDARD PACIFIC CORP.
Annual Meeting of Stockholders
May 7, 2014 10:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, Jeff J. McCall and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of STANDARD PACIFIC CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 15360 Barranca Parkway, Irvine CA 92618 on Wednesday, May 7, 2014 at 10:30 am local time, and at any adjournment or postponement thereof, on all matters coming before such meeting.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, FOR each of the listed nominees for director, FOR proposals 2, 3, and 4, and for THREE years in the case of proposal 5, and in the discretion of the proxy holders on all other business that properly comes before the meeting or any postponement or adjournment thereof.

0000199585_2 R1.0.0.51160

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 07, 2014

STANDARD PACIFIC CORP.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 12, 2014
Date: May 07, 2014 **Time:** 10:30 AM PDT
Location: 15360 Barranca Parkway
Irvine, CA 92618

STANDARD PACIFIC CORP.
ATTN: MICHELLE VARELA
15360 BARRANCA PARKWAY
IRVINE, CA 92618

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000199584_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

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How to View Online:

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0000199584_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Bruce A. Choate
02 Ronald R. Foell
03 Douglas C. Jacobs
04 David J. Matlin
05 John R. Peshkin
06 Peter Schoels
07 Scott D. Stowell

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

3 Approval of the 2014 Omnibus Incentive Compensation Plan.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment.

0000199584_3 R1.0.0.51160